As filed with the Securities and Exchange Commission on November 29, 2005
Registration Statement No. 333-128212

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Glycotex, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	8731	30-0001753
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Glycotex, Inc.
140 Wicks Road
North Ryde NSW 2113
Australia
(011) 61 2 8877-6177
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)
The Corporation Trust Company
The Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801
(302) 658-7581
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

David R. Seaton Chief Financial Officer Glycotex, Inc. 140 Wicks Road North Ryde NSW 2113 Australia (011) 61 2 8877-6177	Steven A. Navarro, Esq. Stephanie G. Satz, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6000	James A. Lebovitz, Esq. Stephen M. Leitzell, Esq. Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104-2808 (215) 994-4000

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☒
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in Australia or in any state or other jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(4)
Registration Statement No. 333-109129
SUBJECT TO COMPLETION, DATED                     , 2005
PROSPECTUS
3,750,000 Common Stock Units
         This is an initial public offering by Glycotex, Inc. We are offering common stock units. Each common stock unit consists of:

•	one share of our common stock; and

•	one warrant to purchase one share of our common stock at an exercise price equal to 120% of the initial public offering price.

         The estimated initial public offering price for the common stock units is between $8.00 and $10.00 per unit.
         We are applying to list our common stock and warrants on the Nasdaq National Market under the symbols “GLTX” and “GLTXW,” respectively.
         Upon completion of this offering, Novogen Limited, our parent company, will beneficially own approximately 68.8% of our outstanding common stock.
         There will be no trading market for the common stock units. The shares of common stock and warrants comprising the units will separate immediately upon completion of this offering and prior to any trading of the common stock and warrants.
           Investing in the common stock units involves a high degree of risk. See “Risk Factors” beginning on page 7.

Per Common
	Stock Unit	Total

Initial public offering price
Discounts and commissions to underwriter
Offering proceeds to Glycotex, Inc., before expenses
         We have granted the underwriter an option to purchase up to an additional 562,500 common stock units at the initial public offering price, solely to cover over-allotments. The underwriter can exercise this right at any time until 30 days after the offering.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Janney Montgomery Scott LLC

The date of this prospectus is                     , 2005.

i

PROSPECTUS SUMMARY
      This summary highlights key aspects of our business and our offering of common stock units that are described more fully elsewhere in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision. You should read the entire prospectus carefully, including the Risk Factors section beginning on page 7 and our financial statements and related notes beginning on page F-1, before making an investment decision.
      References to “we,” “us,” or “our” refer to Glycotex, Inc. References to “Novogen” refer to Novogen Limited and its consolidated subsidiaries, other than Glycotex, Inc. References to values in “dollars” or “$” denote U.S. dollars and values in “$A” indicate Australian dollars.
Our Company
      We are a development stage biopharmaceutical company focused on discovering and developing a novel class of drugs for human wound healing and tissue repair. Our proprietary technology is based on the carbohydrate (1→3)(1→6)-b-glucan, which forms the basis of the active ingredients in our product candidates. Our lead product candidate, MG3601, targets the market for chronic wounds. These wounds affect more than four million Americans each year and are often poorly responsive to currently available treatments. A Phase II clinical study of MG3601 was recently completed in which our product candidate produced a statistically significant rate of improved wound closure versus placebo in patients with venous stasis ulcers, a type of chronic wound that will be the first indication for which we will seek marketing approval. Although we have not yet conducted any U.S. clinical trials, we intend to use the data from our completed phase II clinical trials in Australia to support our first investigational new drug application, or IND, to the FDA and we plan to conduct a phase III clinical trial of MG3601 in the United States. Our second product candidate, JSD114, is being developed to accelerate healing of surgical wounds that are at risk of dehiscence, or wound breakdown. We believe our proprietary technology can be further leveraged to develop additional product candidates across a broad range of medical and surgical applications, including chronic wound care, acute wound care and tissue inflammation.
      We believe our glucan technology accelerates wound healing by activating the critical cells involved in the healing process. These critical cells include macrophages, which initiate the healing process, fibroblasts, which form connective tissues, vascular endothelial cells, which promote blood vessel formation, epithelial cells, which contribute to skin closure, and neutrophils (white blood cells), which contribute to infection control. A key component of our proprietary technology is an understanding of the structure-function relationship of the (1→3)(1→6)-b-glucan molecule. In particular, we believe we have developed significant expertise with respect to engineering the optimal forms of the glucan molecular structure to support commercial development of our product candidates while maintaining wound healing efficacy. To date, we have developed two glucan based active compounds known as Glucoprime and Glucocol. Glucoprime (the active ingredient in MG3601) has been engineered for therapeutic indications that require topical application. Glucocol (the active ingredient in JSD114) has been engineered for applications during surgery or for external injection into skin, tendons, ligaments, joints and bones.
      There are four general types of chronic wounds (often referred to as trophic or skin ulcers) including pressure ulcers, venous insufficiency ulcers (i.e. venous stasis ulcers), diabetic or neuropathic ulcers and arterial insufficiency ulcers. Chronic wounds primarily occur in patients that are past middle age. These wounds are often deep and/or large wounds which are prone to infection and are often debilitating due to the extent of tissue damage or the compromised state of the patient’s health. In severe cases, sepsis can result, which may lead to amputation and in some cases death. Approximately 15% of all people with diabetes develop a chronic wound over the course of the disease, and approximately 15% to 20% of these wounds will result in amputation. The treatment of chronic wounds represents a significant area of unmet medical need, as they are in many cases poorly responsive to conventional wound care products and methods. The chronic wound market was valued at an estimated $722 million in 2003. The cost associated with treating venous stasis ulcers in particular can exceed $40,000 per episode according to Advances in Skin & Wound Care, a wound care trade publication.

      We have recently completed a Phase II clinical study of our product candidate MG3601 in patients with deep venous stasis ulcers. This trial was conducted in Australia and involved a total of 60 patients. The trial consisted of three groups and patients were randomized either to a placebo group or to low-dose (0.1% Glucoprime) group or a high-dose (1.0% Glucoprime) group. The trial was double-blinded, which means that neither the patient nor the person administering the treatment knew whether the placebo or a Glucoprime product was being administered. MG3601 was assessed for its effects on both the rate of wound closure and the degree of healing. Both active groups achieved a statistically significant rate of improved wound closure compared to the placebo group, with closure rates more than 2.8 times that of placebo. The p-values were 0.01 and 0.04 for the MG3601 0.1% formulation and MG3601 1.0% formulation, respectively. A p-value lower than 0.05 indicates a greater likelihood that the observed result did not occur by chance, and implies statistical significance. There was no drug related toxicity encountered during the trial and only a small number of side effects were recorded, including pain and skin irritation at the application site.
      Our second product candidate, JSD114, containing Glucocol as its active ingredient, is being developed to accelerate healing of surgical wounds that are at risk of dehiscence, or wound breakdown. These wounds are typically associated with major surgery where there is either extensive tissue removal or lymphedema (lymphatic swelling) following the removal of the lymph nodes which can occur following cancer surgery. Timely closure of these wounds can present difficulty and may require extended hospitalization, representing a significant unmet medical need in the field of surgical practice. JSD114 is currently in pre-clinical development.
      We were incorporated in May 1999 as a wholly-owned subsidiary of Novogen Limited, an Australian registered company, and commenced operations in May 2003.
Our Strategy
      Our business plan is to continue with the clinical development of our product candidates. We plan to submit an investigational new drug application, or IND, to the FDA for our product candidate MG3601, leading to a Phase III clinical trial for the treatment of venous stasis ulcers to be conducted in the United States. Additionally, we intend to continue pre-clinical development of JSD114 and advance that product candidate into human clinical trials. We also intend to continue with research and development of new product candidates based on our proprietary glucan technology to address additional significant areas of unmet medical needs including intra-operative and injection applications in tendon, ligament and bone surgeries and injuries.
Our Relationship with Novogen
      From its inception in 1994, Novogen has focused its research and development efforts in the glucan and phenolic drugs areas. Given the distinctiveness of the two technologies, plus the increasing focus of Novogen on its phenolic drug technology platform, Novogen has decided to segregate the two technologies into separate businesses, and in so doing, provide greater strategic focus on the development of the glucan technology platform. Novogen currently owns approximately 84.3% of our outstanding common stock and upon completion of this offering will own approximately 68.8% of our common stock.
      Novogen has granted to us, pursuant to an amended and restated technology license agreement, an exclusive, worldwide, non-transferable license to use and exploit the glucan technology, which includes the glucan patent rights, know-how and any developments in relation to the patent rights and know-how, solely in the fields of:

•	therapeutic treatment of skin ulceration, including pressure sores, bed sores, venous stasis ulcers, diabetic ulcers and burns in humans;

•	treatment of bone fractures and the enhancement of the fixation of implanted orthopedic devices, including pins, screws and artificial joints in humans;

•	prevention and treatment of ultraviolet light induced skin damage in humans;

•	treatment of injured connective tissues in humans, including injuries to tendons and ligaments, such as sporting injuries, inflammation and surgical injury;

•	joint repair, particularly with artificial joints in humans; and

•	treatment of poorly healing surgically dissected or transected tissue in humans.
The license is exclusive until the expiration or lapsing of the last relevant Novogen patents or patent applications in the world, which we expect will be no earlier than March 13, 2016. We are required to pay Novogen royalties in the amount of 2% of any gross income remaining after the deduction of all business costs and expenses we incur, as well as reimburse Novogen for any patent-related costs.
      In addition to the amended and restated technology license agreement, we have entered into an amended and restated manufacturing license and supply agreement, an amended and restated services agreement, and an amended and restated agency agreement with Novogen. The terms of these contracts were formulated by Novogen executive officers and other Novogen employees without any negotiation with any of our officers or directors who are unrelated to Novogen. Our Chairman, President and interim Chief Executive Officer, and our Chief Financial Officer are employees of Novogen and will continue to be employees of Novogen after the offering is completed. We have substantially limited Novogen’s and its affiliates’ potential liability to us and we have agreed to indemnify Novogen to the fullest extent permitted by law for any actions we, our stockholders or any other person brings against Novogen or its affiliates relating to our agreements with them.
Market Opportunity
      The markets for human wound healing and tissue repair products are large and growing. We believe a number of significant market trends will continue to expand this market, including the aging of the general population, increasing rates of obesity, heightened interest in advanced dressings, increased pressure by hospitals and healthcare providers to discharge patients earlier and growth in the incidence and prevalence of diabetes. Business Communications Company, Inc., an industry research group, estimated the size of the chronic wound market, our initial target market, to be $722 million in 2003. The initial target indication for our lead product candidate MG3601 is the treatment of venous stasis ulcers, which comprise between 40% and 70% of all chronic wounds.
Risks of Our Business
      We have a limited operating history and we have incurred losses since our inception through September 30, 2005, of $636,000. We anticipate that we will incur operating losses and negative cash flows for the foreseeable future. Furthermore, we have not commercialized any products to date and cannot be sure that we will ever be able to do so or guarantee that we will ever become profitable. Neither of our product candidates have been clinically tested in the United States, assessed by the FDA or received marketing approval. We currently have only one product candidate in clinical trials and if we are unable to successfully develop and commercialize that product candidate or develop other viable product candidates using our glucan technology, our ability to sustain future operations will be diminished. We have not yet submitted an IND for our product candidate MG3601, and we do not know whether or when an IND for MG3601 will become effective, or if the FDA will require additional trials before our product candidate becomes eligible for marketing approval. We have not received marketing approval to commercialize any of our product candidates, and therefore we have not generated revenues from their distribution and sale. Clinical trials have a high risk of failure and any failure in our clinical trials could impair the commercial prospects for our product candidates. Furthermore, because we currently depend on Novogen for personnel and our supply of glucan-derived product candidates, any failure by Novogen to meet our staffing needs or to supply sufficient quantities of glucan may hinder our operations and prospects for growth. Additionally, we may require assistance from Novogen to protect the intellectual property rights related to our glucan technology.
Our Address and Telephone Number
      Our principal executive office is located at 140 Wicks Road, North Ryde NSW 2113, Australia, and our telephone number is (011) 61 2 8877-6177.

      Glucoprimetm and Glucocoltm are trademarks of Novogen and are exclusively licensed to us. Other service marks, trademarks and trade names referred to in this prospectus, such as Regranex and Vacuum-Assisted Closure system, are the property of their respective owners.

This Offering

Securities Offered	3,750,000 common stock units, each unit consisting of one share of common stock and one warrant to purchase a share of our common stock

Offering Price	$ per common stock unit

Warrant Terms	Each warrant is exercisable for the purchase of one share of our common stock at an exercise price of $ per share. The warrants are immediately exercisable and expire three years from their date of issuance. The expiration date may not be extended without an amendment to the warrant agreement by us and the warrant agent. We do not have the right to call or otherwise redeem the warrants.

Over-allotment Option	We have granted Janney Montgomery Scott LLC an option to purchase additional common stock units representing up to 15% of the units sold in this offering to cover over-allotments, if any.

Common Stock to be Outstanding After this Offering	20,394,446 shares (20,956,946 shares if the underwriter’s over-allotment option is exercised in full) not including the 3,750,000 shares (4,312,500 shares if the over-allotment option is exercised in full) of common stock underlying the warrants offered hereby.

Use of Proceeds	We intend to use the net proceeds of this offering to complete a Phase III clinical trial in the United States for our product candidate MG3601, for salary and other staff costs, for lab equipment and a new manufacturing plant, to expand our research and product development program and for payments to Novogen under the terms of our agreements with it. The remainder of the net proceeds will be used for leasing office and manufacturing facilities and for general corporate purposes. See “Use of Proceeds.”

Proposed Nasdaq Symbol	GLTX — common stock

GLTXW — warrants

Risk Factors	Investment in our securities involves a high degree of risk and could result in a loss of your entire investment. See “Risk Factors” beginning on page 7 to read about factors you should consider before investing in our common stock units.
      The number of shares of our common stock to be outstanding immediately after this offering does not include 2,500,000 shares of common stock reserved for issuance upon exercise of options that may be granted subsequent to                               , 2005 under our Equity Compensation Plan.
      Except as otherwise indicated, all information in this prospectus assumes:

•	no exercise of the underwriter’s over-allotment option; and

•	the sale of 3,750,000 common stock units at an assumed initial public offering price of $9.00 per unit, the midpoint of the range set forth on the cover page of this prospectus.

      In addition, all share and per share information in this prospectus reflect a one-for-seven common stock split that occurred on November 29, 2005.

Summary Historical Financial Data
      We are a development stage company. The following table sets forth our summary historical financial data derived from our audited financial statements for the years ended June 30, 2005, June 30, 2004, and June 30, 2003, as well as our unaudited financial statements for the quarters ended September 30, 2005 and September 30, 2004 and for the period from May 5, 1999 (inception) through September 30, 2005 included in this prospectus. The financial statements for the years ended June 30, 2005, June 30, 2004, and June 30, 2003, as well as the period from May 5, 1999 (inception) through June 30, 2005, have been audited by BDO, independent Registered Public Accounting Firm. The summary financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and the financial statements and the notes thereto included elsewhere in this prospectus.
      On November 29, 2005, we effected a one-for-seven common stock split whereby the 2,377,778 outstanding shares of common stock were split into 16,644,446 shares of common stock. All share and per share information have been restated to reflect this split.

						Period from
						May 5, 1999
	Quarter Ended					(Inception)
	September 30,		Year Ended June 30,			through
						September 30,
	2005	2004	2005	2004	2003	2005

						(unaudited)
	(unaudited)
	(In thousands, except share and per share data)
Statement of Operations Data:
Interest and other income	$12	$—	$—	$—	$—	$12
Net loss arising during development stage	$(126)	$(6)	$(363)	$(141)	$—	$(636)
Net loss per common share	$(0.01)	$(0.00)	$(0.02)	$(0.01)	$—
Weighted average number of shares used to calculate loss per share	16,644,446	14,350,000	15,057,721	14,350,000	14,000,511
Common stock outstanding at period end	16,644,446	14,350,000	16,644,446	14,350,000	14,350,000

	September 30,		June 30,

	2005
	As Adjusted	2005	2005	2004

	(unaudited)
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$34,636	$4,568	$4,606	$240
Total assets	34,928	4,860	4,606	240
Stockholders’ equity	34,434	4,366	4,492	181

RISK FACTORS
      Investors should carefully consider the following risks, as well as the other information contained in this prospectus before investing in our common stock units. We believe the risks described below are all of the material risks of our business and of this offering. If any of the following risks actually materializes, our business could be harmed, the price of our shares of common stock and warrants could decline and investors might lose all or part of their investment.
Risks Related to Our Business

We have a limited operating history and we are likely to incur operating losses for the foreseeable future.
      Investors should consider our prospects in light of the risks and difficulties frequently encountered by early stage and developmental companies. Although we were incorporated in May 1999, we have only been in operation since May 2003. During our limited operating history, we have relied exclusively on equity investments to fund our operating losses and accumulated deficit. We have incurred net losses totaling $636,000 since our inception through September 30, 2005, including net losses of $363,000 and $141,000 for the years ended June 30, 2005 and June 30, 2004, respectively, and a loss of $126,000 for the quarter ended September 30, 2005. We anticipate that we will incur operating losses and negative cash flows for the foreseeable future. We have not yet commercialized any products and cannot be sure that we will ever be able to do so, or that we will ever become profitable. We expect to expand our clinical trials, expand our research and development program significantly and invest in capital expenditures, which will result in increasing losses, and we may continue to incur substantial losses even if we begin to generate revenues from the distribution and sale of our product candidates using our glucan technology.

If we are unable to successfully develop and commercialize MG3601, JSD114 or other product candidates we develop using our glucan technology, our ability to sustain future operations will be significantly diminished.
      We have developed two active ingredients, Glucoprime and Glucocol, using our glucan technology, and the potential products we are currently developing include MG3601, which contains Glucoprime as its active ingredient, and JSD114, which contains Glucocol as its active ingredient. We can provide no assurance that MG3601, JSD114 or other product candidates we develop using our glucan technology will be commercially successful. Although we have rights to develop other related compounds discovered and developed by Novogen under the terms of our technology license agreement with Novogen, our rights under the technology license agreement are limited to the worldwide commercialization of product candidates developed using our glucan technology solely in the fields specified in the agreement. If we are unable to successfully develop and commercialize our products using our glucan technology, we may be required to cease or reduce our operations.

We will need to raise additional funds to commercialize MG3601, JSD114 and other product candidates we develop, and the actual amount of funds we will need will be determined by a number of factors, some of which are beyond our control.
      Based on our current plans, we believe that the net proceeds of this offering will provide sufficient funds to commence and complete a Phase III clinical trial in the United States relating to the use of MG3601 to treat venous stasis ulcers. We will require additional funds, however, to pursue the commercialization of MG3601, JSD114, which is in pre-clinical development, and any other product candidate we develop using our glucan technology.
      The actual amount of funds that we will need will be determined by many factors, some of which are beyond our control. As a result, we may need additional funds sooner than we currently anticipate. These factors include:

•	the progress of our research activities;

•	the number and scope of our research programs;

•	the progress of our pre-clinical and clinical development activities;

•	the progress of the development efforts of Novogen or any other parties with whom we enter into research and development agreements;

•	our ability to establish and maintain current and new research and development and licensing arrangements;

•	the costs involved in enforcing or defending patent claims and other intellectual property rights;

•	the costs and timing of marketing approvals; and

•	our ability to enter into strategic marketing alliances.
      If our capital resources are insufficient to meet future capital requirements, we will have to raise additional funds. If we are unable to obtain additional funds on favorable terms we may be required to cease or reduce our operations. Also, if we raise more funds by selling additional shares of our common stock or securities convertible into or exercisable for shares of our common stock, your ownership interests may be diluted.

Because the MG3601 and JSD114 product candidates we are developing and other product candidates we intend to develop are based on new technologies, the market may not be receptive.
      The commercial success of any product candidates we develop, if approved for marketing, will depend upon their acceptance by the medical community and private and government third-party payors as clinically useful, cost-effective and safe. The product candidates we are developing are based upon new carbohydrate-based drug technologies. As a result, it may be more difficult for us to achieve market and third-party payor acceptance of our products, particularly the first products that we introduce to the market. Our efforts to educate the medical and third-party payor communities on these potentially unique approaches may require greater resources than would be typically required for products based on conventional technologies. The safety, efficacy, convenience and cost-effectiveness of our products as compared to competitive products will also affect market acceptance.

Any failure in our clinical trials could impair the commercial prospects for our MG3601 product candidate.
      Clinical trials have a high risk of failure. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after achieving promising results in earlier trials. While we have not had any material delays in our clinical testing program, if we experience delays in the testing or approval process or need to perform more or larger clinical trials than originally planned, the commercial prospects for MG3601 or other product candidates we develop using our glucan technology may be impaired and we may be required to cease or reduce our operations.

If we do not receive marketing approval for product candidates we develop, or such approval is withdrawn, we will not be able to commercialize our products.
      We need marketing approval from the FDA to commercialize MG3601, JSD114 or other product candidates we develop in the United States. We will also need marketing approval from the regulatory authorities in any other country in which we intend to commercialize our glucan product candidates. It may be difficult to obtain marketing approval for this novel technology, and we may never receive marketing approval, or if we do receive marketing approval, it will be limited to those wound healing states and conditions for which our product candidates have been proven to be safe and effective. Marketing approval, if granted, can be withdrawn for failure to comply with regulatory requirements or upon the occurrence of adverse events following commercial introduction. If we cannot commercialize our product candidates, we may be required to cease or reduce our operations. We cannot assure you that we will not encounter delays, difficulties or adverse events in the regulatory process in the future.

We currently have no control over the costs of manufacturing our glucan product candidates and increases in these costs would increase the costs of conducting clinical trials and could adversely affect future profitability if the costs increase significantly.
      We intend to use a portion of the net proceeds of this offering for capital expenditures on laboratory equipment as well as a pilot-scale manufacturing plant in order to produce clinical trial quantities of our glucan product candidates and on manufacturing equipment in order to produce commercial quantities of our glucan product candidates. However, we currently do not manufacture our glucan product candidates and we will be relying on Novogen for sufficient supplies of our glucan product candidates for clinical trials. Glucoprime, Glucocol and other forms of glucan are supplied to us in their primary manufactured form by Novogen under our manufacturing license and supply agreement with Novogen. The cost of manufacturing the glucan is charged to us under the agreement on a cost-plus markup basis. Once we construct our own pilot-scale manufacturing plant, we intend to exercise our right under the manufacturing license and supply agreement to terminate that agreement by paying Novogen a termination fee of $250,000. In the event we elect to terminate the manufacturing license and supply agreement, the royalty we pay to Novogen under the technology license agreement will increase from 2% to 4%. See “Certain Relationships on Related Transactions — The Amended and Restated Technology License Agreement — Fees, Charges and Costs” for more information. Until we terminate the manufacturing license and supply agreement, we will have no control over the costs of manufacturing these products. If the costs of manufacturing these products increases or if the cost of the materials used to make these products increases, these costs will be passed on to us by Novogen, making the cost of conducting clinical trials more expensive. Once we are able to commercialize our glucan product candidates, increases in manufacturing costs could adversely affect our future profitability if we are unable to pass all of the increased costs along to our customers.
      If Novogen materially and persistently fails to supply us with the quantities of the glucan product candidates we order by the required date, the manufacturing license and supply agreement permits us to contract with third party manufacturers for the production and supply of these glucan product candidates. Any third party manufacturer would have to satisfy the FDA’s current Good Manufacturing Practices, or cGMP, and would have to meet our quality assurance standards. Although we have the right under the manufacturing license and supply agreement to at any time give a third party the information and assistance necessary for that third party to develop a capability to manufacture and supply us with the quantity of our glucan product candidates required by us in excess of the quantity Novogen is able to supply us, it may be difficult to negotiate acceptable terms of production with any third party manufacturer.

We intend to manufacture commercial quantities of MG3601, JSD114 or other product candidates we develop using our glucan technology. If we are unable to do so, it may be difficult to secure an alternative source.
      The manufacturing process for MG3601, JSD114 or other product candidates we develop using our glucan technology has not been tested in the quantities needed for commercial sales. As a result, we may not be able to manufacture the necessary quantities in a timely or profitable manner. In addition, in order for us to manufacture or have manufactured commercial quantities of our product candidates using our glucan technology, we will need to build a new manufacturing plant which would be a scaled-up version of the current pilot plant used by Novogen and of the pilot-scale plant that we intend to build using a portion of the net proceeds of this offering. If the plant proves difficult to scale up or requires significant redesign, our ability to commercialize our product candidates using our glucan technology could be delayed. Any larger manufacturing plant built by us will also have to comply with the FDA’s cGMP. Also, we will require significant capital to build the plant. Even though we intend to use a portion of the net proceeds of this offering for capital expenditures on manufacturing equipment, we may require further capital to complete a new plant capable of producing commercial quantities of our product candidates. If required, such additional capital may not be available to us on favorable terms, if at all.

Our commercial opportunity will be reduced or eliminated if competitors develop and market products that are more effective or are less expensive than our products.
      The human wound healing and tissue repair industry is competitive. A number of other companies have products, medical devices or drug candidates in various stages of pre-clinical or clinical development that are intended for the same therapeutic indications for which MG3601 and JSD114 are being developed. Some of these competing therapeutic treatments have already been commercialized. Other potential competing drugs and treatments are further advanced in development than MG3601 and JSD114 and may be commercialized sooner. In addition, we may be unsuccessful in enforcing our current patent in the United States against competitors who may develop and market glucan products that directly compete with MG3601 and JSD114. Even if we are successful in developing an effective product, neither MG3601 nor JSD114 may compete successfully with products produced by our competitors.
      Our competitors include pharmaceutical companies and biotechnology companies, as well as universities and public and private research institutions. Competitive products include devices, such as methods of increasing blood flow and oxygen tension, drugs, and biologicals, such as growth factors. Products such as Regranex from Johnson & Johnson and Kinetic Concepts’ Vacuum-Assisted Closure system are two examples of competing products that are being actively promoted in the wound healing market for topical application.
      In addition, companies active in different but related fields represent substantial competition for us. Many of our competitors have significantly greater capital resources, larger research and development staffs and facilities as well as greater experience in drug development, regulation, manufacturing and marketing than us. These organizations also compete with Novogen, our services provider, to recruit qualified personnel, and with us to recruit qualified personnel and to attract partners for joint ventures and to license technologies that are competitive with ours. As a result, our competitors may be able to more easily develop technologies and products that would render our technologies or our product candidates obsolete or non-competitive.

No comparative analysis has been conducted to evaluate the relative safety or efficacy of competing products and our product candidates may not offer attributes that are not already in the marketplace.
      We have not conducted comparative tests to evaluate the relative efficacy and safety of competing methods versus our product candidates. While we believe, based on current clinical practice, that a substantial need remains in medical and surgical practices for products that have the ability to promote tissue repair in an effective and safe manner, we are unable to assess the potential of any competitive product versus our glucan-based product candidates.

We may not be able to engage investigators and research institutions capable of conducting our clinical trials.
      We rely on investigators and research institutions, of which there are many, to conduct our clinical trials. Our Phase II clinical trial was conducted at the Royal North Shore Hospital and the Heidelberg Repatriation Hospital, both located in Australia. While we have not previously experienced problems with third parties upon whom we rely for research or clinical trials, our reliance upon research institutions, including hospitals and health care clinics, provides us with less control over the timing and cost of clinical trials and the ability to recruit patients than if we had conducted the trials on our own. Furthermore, there is a greater likelihood that disputes may arise with these research institutions over the ownership of intellectual property discovered during the clinical trials. If we are unable to reach agreement with investigators and research institutions capable of conducting our clinical trials on acceptable terms, or if any resulting agreement is terminated and we are unable to quickly replace the applicable investigator or investigational site with another qualified investigator or site on acceptable terms, the research could be delayed and we may be unable to complete development or commercialize any product candidates we develop using our glucan technology, which will adversely affect our ability to generate operating revenues.

We may not be able to establish the strategic partnerships necessary to market and distribute our glucan product candidates.
      A key part of our business plan is to establish relationships with strategic partners. We must successfully contract with third parties to package, market and distribute our glucan product candidates and ultimately achieve profitability. We have not yet established any strategic partnerships. Potential partners may not wish to enter into agreements with us due to Novogen’s current equity position as our majority stockholder or our agreements with Novogen, which agreements may include terms and provisions that these partners are unwilling to accept. Similarly, potential partners may be discouraged by our limited operating history. Additionally, our relative attractiveness to potential partners and consequently, our ability to negotiate acceptable terms in any partnership agreement will be affected by the results of our clinical program. For example, if MG3601 is shown to have high efficacy in repairing a broad range of ulcers, we may generate greater interest from potential partners than if MG3601 is demonstrated to be less effective or applicable to a narrower range of uses. There is no assurance that we will be able to negotiate commercially acceptable licensing or other agreements for the future exploitation of MG3601, JSD114 or other product candidates we develop using our glucan technology, including the clinical development, manufacture or marketing of our glucan product candidates. If we are unable to successfully contract for these services, or if arrangements for these services are terminated, we may have to delay our commercialization program for our glucan product candidates, which will adversely affect our ability to generate operating revenues.

We face a risk of product liability claims that could result in significant costs and we may not be able to obtain adequate insurance to cover these costs.
      Our business exposes us to the risk of product liability claims. This risk is inherent in the manufacturing, testing and marketing of human therapeutic products, including the risk that:

•	our proposed product candidates cause undesirable side effects or injury during clinical trials;

•	our products cause undesirable side effects or injury when marketed; or

•	third parties that we have agreed to indemnify incur a related liability.
      We have product liability insurance coverage of up to approximately $14 million. Although we believe that this amount of insurance coverage is appropriate for our business at this time, it is subject to deductibles and coverage limitations, and the market for such insurance is becoming more restrictive. We may not be able to obtain or maintain adequate protection against potential liabilities. If we are unable to sufficiently insure against potential product liability claims, we will be exposed to significant liabilities, which may materially and adversely affect our business development and commercialization efforts.

Once we build our own manufacturing facilities, we may be liable for contamination or other harm caused by materials that we handle, and changes in environmental regulations could cause us to incur additional expense.
      We intend to use some of the proceeds of this offering to build our own manufacturing plant to produce our glucan product candidates. Once we do so, our research and development processes will involve the handling of potentially harmful biological materials as well as hazardous materials. Once our manufacturing facilities are built, we will be subject to federal, state and local laws and regulations governing the use, handling, storage and disposal of hazardous and biological materials and we will incur expenses relating to compliance with these laws and regulations. If violations of environmental, health and safety laws occur, we could be held liable for damages, penalties and costs related to remedial actions. These expenses could have a significant negative impact on our financial condition. In addition, there is always the possibility we may violate environmental, health and safety laws in the future as a result of human error, equipment failure or other causes. Environmental laws could also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. Changes to or restrictions on permitting requirements or processes, hazardous or biological material storage or handling might require an unplanned capital investment or relocation. Our ultimate failure to comply with laws or regulations could harm our business, financial condition and results of operations.

The ongoing criminal investigation involving Professor Kelly, our Scientific Advisor, could have a material adverse effect on our business or cause our stock price to decline.
      Professor Kelly is one of a number of individuals who, and whose associated entities and advisors, have been the subject of investigations by certain Australian authorities relative to their alleged involvement in the evasion of Australian tax, fraud and money laundering. Professor Kelly has informed us that he does not believe that he has committed any wrongdoing and denies that he has been involved in any wrongdoing. Nevertheless, Professor Kelly may need to allocate time and resources to deal with the investigation. Additionally, if the Australian authorities were to decide to prosecute Professor Kelly upon concluding their investigation or if such prosecution were to result in a conviction, Professor Kelly may be barred from acting as an officer or director and may become unavailable to us. Any publicity related to this investigation or the potential prosecution or conviction of Professor Kelly could have a material adverse effect on our business or cause our stock price to decline.

Since some of our directors and officers reside outside the United States and a substantial portion of their assets are located outside the United States, there is a risk that service of process, enforcement of judgments and bringing of original actions and other civil liabilities against them will be more difficult.
      Some of our officers and directors are residents of jurisdictions outside the United States, principally in Australia, and a substantial portion of the assets of these directors and officers is located outside the United States. Therefore, you may not be able to effect service of process within the United States upon these persons so that you may enforce judgments of American courts against them based on the civil liability provisions of the U.S. federal securities laws. In addition, you may have difficulty bringing an original action in an Australian court or any other foreign court to enforce liabilities against any person based on U.S. federal securities laws.

Our revenue is affected by fluctuations in currency exchange rates.
      A portion of our expenditures and potential revenue will be spent or derived outside of the United States. As a result, fluctuations between the U.S. dollar and the currencies of the countries in which we operate may increase our costs or reduce our potential revenue. At present, we do not engage in hedging transactions to protect against uncertainty in future exchange rates between particular foreign currencies and the U.S. dollar.

Our certificate of incorporation, our bylaws, Delaware law and our agreements with Novogen contain provisions that could discourage another company from acquiring us and may prevent attempts by our stockholders to replace or remove our current management.
      Provisions of Delaware law, our certificate of incorporation and our bylaws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you would receive a premium for your shares. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace or remove our board of directors. These provisions include authorizing the issuance of “blank check” preferred stock with rights potentially senior to those of our common stock without any vote or action by the holders of our common stock and providing for a classified board of directors with staggered terms.
      Each of our agreements with Novogen may be terminated immediately by Novogen in the event that we undergo a change in control without the consent of Novogen. A “change in control” means the acquisition by a person or group other than Novogen of more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of our directors or any merger, consolidation, reorganization, capitalization, tender or exchange offer or any other transaction with or effecting us as a result of which a person or group other than our stockholders immediately before the transaction owns after the transaction more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in election of our directors. A change in control does not include any acquisition as a result of, or transaction involving, an initial public offering of our common stock. Each of these agreements may also be terminated if we become the subject of certain bankruptcy proceedings.
      These provisions would make it difficult for a third party to acquire us, even if such transaction would be beneficial to our stockholders.
Risks Related to Regulatory Matters

We have not yet submitted an investigational new drug application (IND) with the FDA for MG3601 and until an IND becomes effective, we will not be able to perform human clinical trials in the United States using our MG3601 product candidate.
      Although we have conducted Phase I and Phase II clinical trials of MG3601 in Australia, we have not yet submitted an IND with the FDA. Until an IND becomes effective, we will not be able to perform human clinical trials of our MG3601 product candidate in the United States and it may be more difficult for us to obtain the marketing approval necessary to sell MG3601 in the United States. With an IND, we will benefit from FDA review and comment on the protocol, which may improve the quality and acceptability of data included in the submission for marketing approval. Approval to begin clinical testing in the United States requires submission of: (1) adequate information on the safety and manufacturing of MG3601 to assure the proper quality, purity, and strength of the investigational product, (2) the proposed protocol for any planned clinical study, and (3) a brief description of the overall plan for investigating the product. Although we are in the process of preparing an IND to be submitted to the FDA, we do not know whether or when the IND will become effective or whether we will be able to comply with all the requirements of an IND.

If the data from our pre-clinical trials and clinical studies does not demonstrate the safety and effectiveness of MG3601, JSD114 or other product candidates we develop to the FDA’s satisfaction, we will not receive approval to market our product candidates in the United States.
      To obtain FDA approval for marketing, our pre-clinical and clinical studies must demonstrate that MG3601, JSD114 or other product candidates we develop using our glucan technology, is safe and effective for each indication for which approval is sought. A Phase II clinical trial has been completed for MG3601, and JSD114 is in pre-clinical development. The FDA’s grant of permission to proceed with clinical trials does not constitute a binding commitment that the FDA will consider the trial design adequate to support approval, or that the data generated during trials will meet the safety and effectiveness endpoints, or otherwise produce results that will lead the FDA to grant marketing approval. If the FDA concludes that the data from our clinical trials have failed to demonstrate the safety and effectiveness of our investigational products, we will not receive FDA approval to market our product candidates in the United States. We will also need to satisfy the safety and effectiveness requirements of the government regulations in any other country where we intend to sell our products.

We may not complete our Phase III clinical trial on schedule, or at all, or it may be conducted improperly, which may delay or preclude FDA marketing approval or the approval of another regulatory authority.
      We intend to use a portion of the net proceeds of this offering to conduct a Phase III trial in the United States for MG3601. The completion of our trial may be delayed or terminated for many reasons, including, but not limited to, if:

•	the FDA does not grant permission to proceed and places the trial on clinical hold;

•	subjects do not enroll in our trial at the rate we currently expect;

•	subjects experience an unacceptable rate or severity of adverse side effects;

•	third party clinical investigators do not perform our trial on our anticipated schedule or consistent with the clinical trial protocol, Good Clinical Practice and regulatory requirements, or other third parties do not perform data collection and analysis in a timely or accurate manner;

•	inspections of our clinical trial sites by the FDA or Institutional Review Boards, or IRBs, find regulatory violations that require us to undertake corrective action, suspend or terminate one or more sites, or prohibit us from using some or all of the data in support of our marketing applications;

•	one or more IRB suspends or terminates the trial at an investigational site, precludes enrollment of additional subjects, or withdraws its approval of the trial;

•	one or more of our clinical investigators withdraws from our trials or deviates from our approved protocol; or

•	the trial reveals that MG3601 is ineffective, inferior to existing approved drugs, unacceptably toxic or has other unacceptable side effects.
      Our development costs will increase if we have material delays in our trial, or if we are required to modify, suspend, terminate or repeat the trial.

Because our glucan technology may require development of novel manufacturing processes, we may not be able to demonstrate to the satisfaction of regulatory authorities that our manufacturing and quality controls are adequate for marketing approval.
      To obtain marketing approval, we will be required to demonstrate to the satisfaction of regulatory authorities that our manufacturing and quality controls are adequate. Although we intend to construct a pilot-scale manufacturing plant to produce clinical trial quantities of our product candidates, until we are able to do so we will depend on Novogen to satisfy the regulatory authorities since we currently rely on Novogen to manufacture our glucan product candidates. In addition, the product candidates we are developing are based upon new technology, and may require novel manufacturing processes for the quantities we require. If for any reason Novogen cannot supply the quantities of glucan product candidate that we require and we cannot manufacture it ourselves, we may never find another supplier that can supply us with sufficient quantities of our product candidates that meet our quality requirements and specifications. Even if available, another supplier may be significantly more expensive. In addition to submitting information on the physicochemical properties of the active ingredients we have developed to the FDA, we will be required to demonstrate the adequacy of our physicochemical characterization studies, quality controls for identity, purity and potency, stability studies, sterility assays, and formulation. If this chemistry, manufacturing, and controls information is not satisfactory, we will not receive marketing approval for MG3601, JSD114 or other product candidates we develop using our glucan technology.

Final approval by the FDA or another regulatory authority of MG3601, JSD114 or other product candidates we develop using our glucan technology for commercial use may be delayed, limited or prevented, any of which would adversely affect our ability to generate operating revenues.
      Any of the following factors may serve to delay, limit or prevent the final approval by the FDA or another regulatory authority of MG3601, JSD114 or other product candidates we develop using our glucan technology for commercial use:

•	MG3601 is in clinical development and JSD114 is in pre-clinical development and we will need to have an effective IND and conduct significant clinical testing to prove safety and efficacy before applications for marketing can be filed with the FDA, or with the regulatory authorities of other countries, to approve MG3601 or JSD114 for marketing;

•	data obtained from pre-clinical and clinical tests can be interpreted in different ways, which could delay, limit or prevent marketing approval;

•	it may take us many years to complete the testing of our product candidates, and failure can occur at any stage of this process;

•	negative or inconclusive results or adverse medical events during a clinical trial could cause us to delay or terminate our development efforts; and

•	the commercialization of MG3601 may be delayed if the FDA or another regulatory authority requires us to expand the size and/or scope of the clinical trials or requires us to perform additional clinical trials.
      While we have not encountered any material delays or adverse events from the factors described above to date, we cannot assure you that such delays or adverse events will not be encountered in the future.

If we fail to obtain an adequate level of reimbursement for our products by third-party payors, there may be no commercially viable markets for our products.
      Our ability or the ability of any of our collaborators to commercialize our products, if any of our product candidates are approved, may depend in part on the extent to which government health administration authorities, private health insurers, and other organizations will reimburse consumers for the cost of treatment. These third-party payors continually attempt to contain or reduce the costs of healthcare by challenging both the need, and the prices charged for medical products and services. In certain foreign countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. Significant uncertainty exists as to the reimbursement status of newly approved therapeutics. We may not be able to sell our products profitably if reimbursement is unavailable or limited in scope or amount. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system for coverage and reimbursement. Further proposals are likely. These changes affect or will affect our ability to market our products and the coverage and scope of reimbursement for them.
Risks Related to Our Relationship with Novogen

Our glucan technology is fundamental to our business and is subject to the terms and conditions of agreements we have entered into with Novogen. Under these agreements our rights may be terminated under certain circumstances, some of which may be beyond our control. The loss of these rights will likely cause us to cease operations.
      We have licensed our glucan technology from Novogen. Novogen has granted us an exclusive, worldwide, non-transferable license to use and exploit the glucan technology, which includes glucan patent rights, know-how and any developments in relation to the patent rights and know-how, solely in the fields of:

•	therapeutic treatment of skin ulceration, including pressure sores, bed sores, venous ulcers, diabetic ulcers and burns in humans;

•	treatment of bone fractures and the enhancement of fixation of implanted orthopedic devices, including pins, screws and artificial joints in humans;

•	prevention and treatment of ultraviolet light induced skin damage in humans;

•	treatment of injured connective tissues in humans, including injuries to tendons and ligaments, such as sporting injuries, inflammation and surgical injury;

•	joint repair, particularly with artificial joints in humans; and

•	treatment of poorly healing surgically dissected or transected tissue in humans.
      The rights granted to us under the technology license agreement and the manufacturing license and supply agreement with Novogen are fundamental to our business and the terms of these agreements were formulated by Novogen executive officers and other Novogen employees without negotiation by us. If we fail to meet our obligations under our technology license agreement, agency agreement, manufacturing license and supply agreement or services agreement with Novogen, any or all of these agreements may be terminated by Novogen and we could lose our rights to develop glucan product candidates. Furthermore, we are dependent in part on Novogen to comply with our obligations under these agreements. Any loss of the rights under any of these agreements will likely cause us to cease operations. See “Certain Relationships and Related Transactions” for a description of our principal obligations under our agreements with Novogen. As of the date of this prospectus, we have no reason to believe that we will be unable to satisfy our obligations under these agreements.

As our majority stockholder, Novogen will have the ability to determine the outcome of all matters submitted to our stockholders for approval and Novogen’s interests may conflict with our or our other stockholders’ interests.
      Upon completion of this offering, Novogen will beneficially own approximately 68.8% of our outstanding shares of common stock. As a result, Novogen will have the ability to effectively determine the outcome of all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets.
      Novogen will have the ability to effectively control our management and affairs. Novogen’s interests may not always be the same as that of our other stockholders. In addition, this concentration of ownership may harm the market price of our shares by:

•	delaying, deferring or preventing a change in control;

•	impeding a merger, consolidation, takeover or other business combination involving us;

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us; or

•	selling us to a third party.

Our success depends in part on recruiting and retaining personnel and we are currently dependent on key personnel whose services are provided to us by Novogen under our services agreement. If we are not able to procure these services in the future, the strategic direction of the clinical development program would be disrupted, causing a delay in our commercialization program.
      Our success depends on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel. We currently have no employees and we rely on Novogen to provide or procure staff and perform other financial and administrative services under our services agreement with Novogen. Two of these employees, Professor Graham Kelly, our Scientific Advisor, and Mr. Christopher Naughton, our Chairman, President, and interim Chief Executive Officer, provide us with the strategic direction for the clinical development of our glucan product candidates. Although Novogen has entered into employment agreements for each of these persons, we do not maintain any key man life insurance policies for them. If we lose the services of our key Novogen personnel and if we are unable to secure new personnel, our ability to develop glucan product candidates could be materially impaired. In particular, because Professor Kelly developed the glucan technology that we have licensed from Novogen, the loss of his services would significantly affect our ability to direct the research and development efforts for our product candidates. While we intend to hire our own management personnel to oversee the expansion of our operations to the United States, including a chief executive officer, we cannot assure you that we will successfully locate, hire, assimilate and retain qualified key management personnel to supplement or take the place of Novogen personnel who provide services to us under the services agreement. In particular, we currently do not have a chief executive officer and there can be no assurance that we will be able to retain a qualified individual to serve as our chief executive officer for the forseeable future. If we are unable to secure the ongoing services of key personnel, the commercialization program for MG3601, JSD114 and other product candidates we develop using our glucan technology will be disrupted and will cause delays in obtaining marketing approval.

Three of our directors and our Scientific Advisor are officers and/or directors of Novogen and other Novogen subsidiaries, which may create a conflict of interest as well as prevent them from devoting their full attention to us.
      Three of our board members, including our Chairman, currently serve as board members or officers of Novogen. Simultaneous service as a Novogen director or officer can create, or appear to create, a conflict of interest when such directors are presented with decisions that could have different implications for us and Novogen. In addition, Professor Kelly is the chairman and a director of Marshall Edwards, Inc., a U.S. public company and a subsidiary of Novogen, Mr. Naughton is the president, chief executive officer and a director of Marshall Edwards, and Mr. Seaton is the chief financial officer and secretary of Marshall Edwards. Their responsibilities to Novogen and Marshall Edwards prevent them from devoting their full attention to us, which could be harmful to the development of our business.

Two of our executive officers and our Scientific Advisor will not be spending all of their time on company matters which could be harmful to our business.
      Each of Messrs. Seaton and Naughton and Professor Kelly is an executive officer of Novogen. In addition, Professor Kelly is the chairman and a director of Marshall Edwards, Inc., a U.S. public company and a subsidiary of Novogen, Mr. Naughton is the president, chief executive officer and a director of Marshall Edwards, and Mr. Seaton is the chief financial officer and secretary of Marshall Edwards. The time spent on our company business by each executive officer or scientific advisor who is also an executive of Novogen varies depending on the current needs of the respective companies with which they work. We estimate that going forward Mr. Naughton will spend approximately 25% of his time on our business matters, Professor Kelly will spend approximately 40% of his time, and Mr. Seaton will spend approximately 30% of his time on our business, based on anticipated needs. In fiscal 2005, Mr. Seaton and Professor Kelly each spent approximately five percent of their time on our matters, and Novogen charged us $14,000 for each of Mr. Seaton’s and Professor Kelly’s services. These amounts include a mark-up on services. In fiscal 2005 Professor Kelly’s services were charged under the Agency Agreement and not the Services Agreement. No costs were charged for Mr. Naughton’s services in fiscal 2005 as his responsibilities were minimal.

Novogen can compete with us.
      We have no contract, arrangement or understanding with Novogen to preclude it from using technology, other than our glucan technology, to develop a product for human wound healing and tissue repair that may be competitive with product candidates we develop. In addition, Novogen has reserved the intellectual property rights and know-how rights relating to glucan in fields other than those specifically licensed to us under the technology license agreement. There can be no assurance that Novogen or its subsidiaries will not pursue alternative technologies or product candidates either on its own or in collaboration with others, as a means of developing treatments for the conditions targeted by MG3601, JSD114 or other product candidates we develop using our glucan technology that we seek to exploit. If Novogen seeks to develop a product for human wound healing and tissue repair using technology other than our glucan technology, our business will be harmed.

Because Novogen, who has reported a material weakness in the operation of its internal and financial reporting, currently performs our accounting and financial reporting functions, our ability to produce accurate financial statements may be adversely affected.
      Under the terms of our services agreement with Novogen, Novogen performs our accounting and financial reporting functions. Novogen also performs this function for some of its other subsidiaries. We are not obligated to use Novogen to perform our accounting and financial reporting functions and we can terminate this arrangement with three months prior notice to Novogen. Novogen determined in 2004 that the personnel and management who perform these functions were not sufficiently expert in U.S. GAAP and the requirements of the Securities and Exchange Commission and the Public Company Accounting Oversight Board, and that this lack of expertise represented a material weakness in the operation of its internal control over financial reporting. A material weakness occurs when there is a significant deficiency, or a combination of significant deficiencies, that results in a more-than-remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Novogen also determined that its system of financial reporting was not designed to prepare financial statements in accordance with U.S. GAAP. Novogen’s system of internal controls, in particular its processes to review and analyze elements of the financial statement close process and to prepare financial statements in accordance with U.S. GAAP, had not reduced to a relatively low level the risk that errors in amounts that would be material in relation to those financial statements might occur and might not be detected within a timely period by management in the normal course of business.
      Novogen has undertaken a re-evaluation of its internal controls and procedures and has implemented enhancements to improve them. However, additional measures may still be required in the future to further enhance their internal controls and procedures. Our ability to produce accurate financial statements may be adversely affected by Novogen’s material weakness in the operation of its internal and financial reporting.
Risks Related to Our Intellectual Property

The success of our glucan product candidates is largely dependent on Novogen’s ability to obtain and maintain patent protection and preserve trade secrets, which cannot be guaranteed.
      Patent protection and trade secret protection are important to our business and our future will depend, in part, on our ability and the ability of Novogen to maintain trade secret protection, obtain patents and operate without infringing the proprietary rights of others both in the United States and abroad.
      Novogen has applied for patents in a number of countries with respect to the use of glucan product candidates. We have licensed both issued patents and pending patent applications from Novogen. Novogen has issued patents in the United States, Australia and the United Kingdom that, depending on the jurisdiction, cover the use of glucan generally, or glucan made by a specific process, in the treatment of trophic ulcers, including venous stasis and decubitus ulcers, bone fractures, and tendon injury.
      In the United States, the patent currently issued to Novogen, and licensed to us, is directed to processes for making the glucans used in our products, and to methods of using glucans made by this process for treating bone fracture, for treating ulcers caused by physical trauma, impaired blood flow, infection or cancer, and for enhancing fixation of implanted orthopedic devices. We may be unsuccessful in enforcing our current patent in the United States against competitors who may develop, and market similar glucan products for the same clinical indication.
      Novogen currently has pending in the United States Patent and Trademark Office a patent application with claims, directed to methods of treatment using non-phosphorylated microparticulate glucans made by any process. However, Novogen’s pending patent applications may not proceed to grant or may be amended to reduce the scope of protection of any patent granted. We cannot be sure that any additional patents will issue from any of Novogen’s patent applications or, should any patents issue, that we will be provided with adequate protection against potentially competitive products. Furthermore, we cannot be sure that should patents issue, they will be of commercial value to us, or that private parties, including our competitors, will not successfully challenge our patents or circumvent our patent position in the United States or abroad.
      The applications and patents may also be opposed or challenged by third parties. Our commercial success will depend, in part, on the ability of Novogen and our own ability to obtain and maintain effective patent protection for the glucan technology, and to successfully defend patent rights in that technology against third-party challenges. As patent applications in the United States are maintained in secrecy until published or issued and as publication of discoveries in the scientific or patent literature often lags behind the actual discoveries, we cannot be certain that Novogen was the first to make the inventions covered by its pending patent applications or issued patents or that it was the first to file patent applications for such inventions. Additionally, the breadth of claims allowed in biotechnology and pharmaceutical patents or their enforceability cannot be predicted.
      Litigation or other legal proceedings may be necessary to defend against claims of infringement, to enforce our patents, or to protect our trade secrets or the trade secrets of Novogen. Such litigation could result in substantial costs and diversion of our management’s attention. Novogen has not been involved in any opposition, re-examination, trade secret dispute, infringement litigation or any other litigation or adversarial legal proceedings pertaining to the licensed patent rights.

We may not be able to prevent others, including potential competitors, from using the forms of glucan other than those for which Novogen currently has, or may later be issued, patent claims for the treatment of trophic ulcers and surgical incisions.
      The production of various glucan product candidates and the use of such product candidates to promote human wound healing and tissue repair is in the public domain and therefore cannot be patented by us or by Novogen. Consequently, we are able to pursue patent protection only for new and non-obvious glucan compositions or formulations, including, we believe, the forms present in Glucoprime and Glucocol, for the process we use to manufacture Glucoprime, for the use of these compositions in human skin ulcer healing and tissue repair and, we believe, for the use of a variety of glucan compositions, including Glucocol, to promote healing of surgical incisions, treatment of injured connective tissue including tendons and ligaments, and treatment of bone fractures/enhancement of orthopedic procedures. As a result, we may not be able to prevent other companies using different glucan compositions and different manufacturing processes from developing active glucan product candidates that directly compete with our product candidates.

Claims by other companies that we infringe their proprietary technology may result in liability for damages or stop our development and commercialization efforts.
      The pharmaceutical industry is highly competitive and patents have been applied for by, and issued to, other parties relating to glucan products, methods of preparing glucan products as well as methods and compositions that are not based on glucan but that are competitive with our product candidates in wound healing applications. Therefore, MG3601, JSD114 and other product candidates we develop using our glucan technology may give rise to claims that they infringe the patents or proprietary rights of other parties existing now and in the future. Furthermore, to the extent that we or Novogen or our respective consultants or research collaborators use intellectual property owned by others in work performed for us or Novogen, disputes may also arise as to the rights in such intellectual property or in resulting know-how and inventions. An adverse claim could subject us to significant liabilities to such other parties and/or require disputed rights to be licensed from such other parties.
      We cannot be sure that any license required under any such patents or proprietary rights would be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we may encounter delays in product market introductions, or may find that the development, manufacture or sale of products requiring such licenses may be precluded. We have not conducted any searches or made any independent investigations of the existence of any patents or proprietary rights of other parties.

We may be subject to substantial costs stemming from our defense against third-party intellectual property infringement claims, whether or not these claims have merit.
      There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. Third parties may assert that we or Novogen are using their proprietary information without authorization. Third parties may also have or obtain patents and may claim that technologies licensed to or used by us infringe their patents. Infringement and other intellectual property claims, regardless of merit, can be expensive and time-consuming to litigate. If we are required to defend patent infringement actions brought by third parties, or if we sue to protect our own patent rights, we may be required to pay substantial litigation costs and managerial attention may be diverted from business operations even if the outcome is not adverse to us. In addition, any legal action that seeks damages or an injunction to stop us from carrying on our commercial activities relating to the affected technologies could subject us to monetary liability and require us or Novogen or any third party licensors to obtain a license to continue to use the affected technologies. A lawsuit could also place a significant strain on our financial resources, divert the attention of management and harm our reputation. We cannot predict whether we or Novogen would prevail in any of these types of actions or that any required license would be made available on commercially acceptable terms or at all.
Risks Related to this Offering

An active trading market for shares of our common stock or our warrants may not develop following their listing on the Nasdaq National Market.
      Prior to this offering, there has not been a public trading market for our common stock or our warrants. An active, liquid trading market for our common stock or warrants may not develop or be maintained following this offering. As a result, you may not be able to sell your shares or warrants quickly or at the market price. The initial public offering price of our common stock units was determined by negotiation between us and the underwriter based on a number of factors that may not be indicative of prices that will prevail in the U.S. trading market for the common stock. The market price of our common stock and warrants on the Nasdaq National Market may decline below the initial offering price, and you may not be able to resell your shares of our common stock or your warrants at or above the initial offering price for the common stock units.

The trading price of the shares of our common stock and warrants could be highly volatile, your investment could decline in value, and we may incur significant costs from class action litigation relating to this volatility.
      The trading price of our common stock and warrants could be highly volatile in response to various factors, many of which are beyond our control, including:

•	developments concerning MG3601, JSD114 or other product candidates we develop using our glucan technology;

•	announcements of technological innovations by us or our competitors;

•	new products introduced or announced by us or our competitors;

•	changes in financial estimates by securities analysts;

•	actual or anticipated variations in operating results;

•	expiration or termination of licenses, research contracts or other collaboration agreements;

•	conditions or trends in the regulatory climate and the biotechnology, pharmaceutical and genomics industries;

•	changes in the market valuations of similar companies;

•	the liquidity of any market for our securities; and

•	additional sales by us or Novogen of our common stock.
      In addition, equity markets in general, and the market for biotechnology and life sciences companies in particular, have experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies traded in those markets. Furthermore, changes in economic conditions in the United States, Europe or globally, could impact our ability to grow profitably. Adverse economic changes are outside our control and may result in material adverse impacts on our business or our results of operations. These broad market and industry factors may materially affect the market price of our shares of common stock and warrants, regardless of our development and operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources.

Future sales of our common stock may depress our stock price.
      The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market after this offering or the perception that these sales could occur. Moreover, these factors could make it more difficult for us to raise funds through future equity offerings. There will be 20,394,446 shares of our common stock outstanding immediately after this offering, not including the 3,750,000 shares of common stock underlying the warrants offered hereby.
      All of the shares of our common stock sold in this offering will be freely transferable by persons other than our affiliates without restriction or further registration under the Securities Act. The remaining 16,644,446 shares of common stock outstanding will be “restricted securities” as defined in Rule 144 of the Securities Act. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. In addition, we have granted certain piggyback registration rights to El Coronado Holdings, LLC with respect to the 1,664,446 shares it owns. Registration of these shares under the Securities Act would result in these shares becoming freely tradable under the Securities Act unless the holder of the shares at the time is deemed an affiliate of ours. See “Securities Eligible for Future Sale.”

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.
      We expect the initial public offering price of our common stock units to be substantially higher than the net tangible book value per share of the outstanding common stock. Accordingly, investors purchasing units in this offering will pay a price per unit that substantially exceeds the value of our assets after subtracting our liabilities. As a result, you will incur immediate and substantial dilution of $7.31 per share, representing the difference between our pro forma as adjusted net tangible book value per share at September 30, 2005 after giving effect to this offering and the initial public offering price. In addition, purchasers of our common stock units in this offering will have contributed approximately 87% of the aggregate price paid by all purchasers of our common stock, but will own only approximately 18% of the shares outstanding after this offering based on the number of shares of our common stock outstanding as of September 30, 2005. We may also acquire other companies or technologies or finance strategic alliances by issuing equity, which could result in additional dilution to our stockholders.

You will not be able to exercise the warrants offered hereby if we do not maintain the effectiveness of the registration statement and a current prospectus.
      If we do not maintain an effective registration statement and a current prospectus or comply with applicable state securities laws, you may not be able to exercise the warrants offered hereby. In order for you to be able to exercise the warrants, the shares underlying the warrants must be covered by an effective registration statement and a current prospectus and be qualified for sale or exempt from qualification under the applicable securities laws of the state in which you reside. Although we cannot assure you that we will actually be able to do so, we will use our best efforts to:

•	maintain an effective registration statement and a current prospectus covering the shares of our common stock underlying the warrants at all times when the market price of the common stock exceeds the exercise price of the warrants until the expiration of the warrants, and

•	maintain the registration of such shares under the securities laws of the states, if any, in which we initially qualify the common stock units for sale in this offering.

There can be no assurance that the trading price of our common stock will exceed the exercise price of the warrants being sold in this offering.
      The warrants will entitle the holders to purchase one share of our common stock at an exercise price equal to 120% of the initial public offering price anytime after issuance until the warrants expire on the third anniversary of their issuance. There can be no assurance that the trading prices of our common stock will exceed the exercise price of the warrants. As a result, your warrants could expire and have no value.

We will have broad discretion over the use of the net proceeds to us from this offering.
      We will have broad discretion to use the net proceeds to us from this offering, and you will be relying on the judgment of our board of directors and management regarding the application of these proceeds. Although we expect to use a substantial portion of the net proceeds from this offering for general corporate purposes, including leasing office and manufacturing facilities, we have not allocated these net proceeds for specific purposes.

We do not intend to pay dividends in the foreseeable future.
      We do not currently pay any cash dividends on our common stock and do not anticipate paying any cash dividend in the foreseeable future. We intend to retain future earnings to fund our growth. Accordingly, you will receive a return on your investment in our common stock only if our common stock appreciates in value. You may therefore not realize a return on your investment even if you sell your shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” and elsewhere in this prospectus, including, among other things:

•	continued cooperation and support of Novogen, our parent;

•	the failure to locate, hire, assimilate and retain qualified personnel;

•	the inability to construct a pilot-scale manufacturing facility to supply us with glucan product candidates for our clinical trials;

•	the inability to obtain manufacturing equipment and build a manufacturing facility capable of producing commercial quantities of our glucan product candidates;

•	our inability to obtain any additional required financing;

•	our failure to successfully commercialize our product candidates;

•	costs and delays in the development and/or receipt of FDA or other required governmental approvals, or the failure to obtain such approvals, for our product candidates;

•	uncertainties in clinical trial results;

•	our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products;

•	competition and competitive factors;

•	our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business;

•	our inability to operate our business without infringing the patents and proprietary rights of others; and

•	the failure of any product candidate to gain market acceptance.
      These risks are not exhaustive. Other sections of this prospectus may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for us to predict all risks to our business, nor can we assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
      You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS
      We expect to receive approximately $30,067,500 in net proceeds from this offering ($34,775,625 if the over-allotment option is exercised in full), after deducting underwriting discounts and commissions, and estimated offering expenses.

•	We intend to use approximately $4.3 million to complete a Phase III clinical trial in the United States using MG3601 for the treatment of venous stasis ulcers;

•	We intend to use approximately $2.8 million for salary and other staff costs;

•	We intend to use approximately $9.5 million for capital expenditures on laboratory equipment, a pilot-scale manufacturing plant and equipment for the testing and production of commercial quantities of glucan;

•	We intend to use approximately $5.0 million for the expansion of the research and product development program to identify other forms of glucan for the formulation of new product candidates, including JSD114;

•	We intend to use approximately $2.0 million for payments to Novogen under the terms of our agreements with Novogen, including costs associated with the supply of MG3601 for our planned clinical trial, costs associated with financial and administration services for the next two years and a one-time payment to Novogen should we decide to terminate the manufacturing license and supply agreement. See “Certain Relationships and Related Transactions” for a description of our agreements with Novogen; and

•	We intend to use the remainder of the proceeds for leasing office and manufacturing facilities and for general corporate purposes.
      The foregoing represents our best estimate of the allocation of the net proceeds of this offering based upon the current status of our business. Our estimates regarding the use of proceeds are based on certain assumptions, including the development of our business in the way we anticipate. If any of our assumptions prove incorrect, we may find it necessary to reallocate a portion of the proceeds within the above-described categories or use portions of the proceeds for other purposes. The timing and amount of our actual expenditures will depend on numerous factors, including the progress of our research, clinical trials and other development activities, the number and breadth of our product development programs, our ability to establish and maintain collaborations and other arrangements as well as the amount of cash, if any, generated by our operations. We will retain broad discretion in the allocation and use of the net proceeds of this offering. We currently intend to invest the funds in short-term, investment grade, interest-bearing securities.
DIVIDEND POLICY
      We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, to finance the operation and expansion of our business. Therefore, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. In addition, if we were to borrow against any credit facility that we may enter into, we may be prohibited from paying cash dividends.

CAPITALIZATION
      The following table sets forth our capitalization as of September 30, 2005:

•	on an actual basis; and

•	as adjusted to reflect the effect of the sale of a total of 3,750,000 common stock units in this offering, after deducting underwriting discounts and commissions and estimated offering expenses. See “Use of Proceeds” for more information regarding the determination of the expected net proceeds of this offering.

      This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes thereto included elsewhere in this prospectus.

	As at September 30,
	2005

	Actual	As Adjusted

	(In thousands)
Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000 shares authorized; no shares issued and outstanding	$—	$—
Common stock, $0.000000036 par value, 28,000,000 shares authorized, 16,644,446 shares issued and outstanding actual and shares issued and 20,394,446 outstanding as adjusted	—	—
Additional paid-in capital	5,002	35,070
Deficit accumulated during development stage	(636)	(636)

Total stockholders’ equity	$4,366	$34,434

Total capitalization	$4,366	$34,434

      This table excludes 3,750,000 shares of our common stock that may be issued upon exercise of the warrants that are included in the units being offered by this prospectus.

DILUTION
      If you invest in our common stock units, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock units (attributing no value to the warrants that are included in the common stock units) and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Pro forma as adjusted net tangible book value per share represents the amount of our total tangible assets pro forma as adjusted for the expected net proceeds from new investors less total liabilities, divided by the pro forma as adjusted number of shares of our common stock outstanding. The pro forma as adjusted number of shares comprises existing shares on issue plus the number of shares expected to be issued to new investors. Investors participating in this offering will incur immediate, substantial dilution.
      Our net tangible book value at September 30, 2005, before adjustment for this offering, was approximately $4,366,000, or approximately $0.26 per share. After giving effect to the sale of 3,750,000 common stock units in this offering, at an assumed initial public offering price of $9.00 per unit, the midpoint of the range set forth on the cover page of this prospectus and after deducting underwriting discounts and commissions and the estimated offering expenses, our pro forma as adjusted net tangible book value at September 30, 2005 would have been $34,434,000 or $1.69 per share. This represents an increase in net tangible book value of $1.43 per share to our existing stockholders and an immediate dilution (i.e., the difference between the initial public offering price per unit, attributing no value to the warrants that are included in the common stock units, and the net tangible book value per share adjusted for this offering) at September 30, 2005 of $7.31 per share to purchasers of the common stock units offered hereby. The following table illustrates this per share dilution:

Assumed initial public offering price per unit		9.00	100%

Net tangible book value per share at September 30, 2005	$0.26

Increase in net tangible book value per share attributable to the new investors	1.43

Pro forma as adjusted net tangible book value per share after this offering		1.69

Dilution per share to new investors		$7.31	81.2%

      Assuming the over-allotment option is exercised in full, the net tangible book value at September 30, 2005 would have been $39,142,000, or $1.87 per share, the immediate increase in net tangible book value of shares owned by existing stockholders would have been $1.61 per share, and the immediate dilution to purchasers of the common stock units in this offering would have been $7.13 per share.
      The following table summarizes at September 30, 2005, after giving effect to the sale of 3,750,000 common stock units at an assumed initial public offering price of $9.00 per unit, the midpoint of the range set forth on the cover page of this prospectus, the number of shares of common stock purchased from us, the total consideration paid to us for those shares, attributing no value to the warrants that are included in the common stock units, and the consideration given by the existing stockholders and by the new investors assuming 20,394,446 shares of our common stock are outstanding:

	Units Purchased		Total Consideration		Average
					Price
	Number	Percent	Amount	Percent	Per Share

	(In thousands)		(In thousands)
Existing stockholders	16,644	82	$5,002	13	$0.30
New investors	3,750	18	33,750	87	$9.00

Total	20,394	100%	$38,752	100%

SELECTED HISTORICAL FINANCIAL DATA
      The following table shows selected historical financial data for the years ended June 30, 2005, June 30, 2004 and June 30, 2003, as well as our unaudited financial statements for the quarters ended September 30, 2005 and September 30, 2004 and for the period from May 5, 1999 (inception) through September 30, 2005. The information has been derived from our audited financial statements for the years ended June 30, 2005, June 30, 2004, and June 30, 2003 and our unaudited financial statements for the quarters ended September 30, 2005 and September 30, 2004 included in this prospectus.
      On November 29, 2005, we effected a one-for-seven common stock split whereby the 2,377,778 outstanding shares of common stock were split into 16,644,446 shares of common stock. All share and per share information have been restated to reflect this split.
      The unaudited financial statements include all adjustments consisting of normal recurring accruals, which are considered necessary for a fair presentation of our financial position and results of operations for those periods.
      The information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and the financial statements and the notes thereto included elsewhere in this prospectus.

						Period from
						May 5, 1999
	Quarter Ended					(Inception)
	September 30,		Year Ended June 30,			through
						September 30,
	2005	2004	2005	2004	2003	2005

						(unaudited)
	(unaudited)
	(In thousands, except share and per share data)
Statement of Operations Data:
Interest and other income	$12	$—	$—	$—	$—	$12
Net loss arising during development stage	$(126)	$(6)	$(363)	$(141)	$—	$(636)
Net loss per common share	$(0.01)	$(0.00)	$(0.02)	$(0.01)	$—
Weighted average number of shares used to calculate loss per share	16,644,446	14,350,000	15,057,721	14,350,000	14,000,511
Common stock outstanding at period end	16,644,446	14,350,000	16,644,446	14,350,000	14,350,000

	September 30,		June 30,

	2005
	As
	Adjusted	2005	2005	2004

	(unaudited)
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$34,636	$4,568	$4,606	$240
Total assets	34,928	4,860	4,606	240
Stockholders’ equity	34,434	4,366	4,492	181

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto appearing elsewhere in this prospectus. Our fiscal year ends on June 30th. We commenced business operations in May 2003, and as a result our financial results for the fiscal year ended June 30, 2004 represent our first full year of operations. Our discussion below also includes our financial results for the quarter ended September 30, 2005.
Overview
      We are a biopharmaceutical company focused on discovering and developing a novel class of drugs for human wound healing and tissue repair. Our proprietary technology is based on the carbohydrate (1→3)(1→6)-b-glucan. This molecule activates the innate healing cascade by binding to a specific class of receptors known as glucan receptors that are expressed on the critical cells involved in the healing process.
      Our lead product candidate, MG3601, targets the chronic wound market. We believe the treatment of chronic wounds represents a large area of unmet medical need. MG3601 is currently undergoing clinical trials in patients with venous stasis ulcers, which will be the first indication for which we will seek marketing approval. Our second product candidate, JSD114, is being developed to accelerate healing of surgical incisions that are at risk of dehiscence, or wound breakdown. JSD114 is currently undergoing pre-clinical development and has not commenced clinical trials or received marketing approval. We also intend to use our glucan technology to develop product candidates for intra-operative and injection applications in tendon, ligament and bone surgeries and injuries. We are presently engaged in the clinical development of MG3601 and the pre-clinical development of JSD114. The technology rights relating to MG3601 and JSD114 are licensed to us by Novogen. Our main focus during fiscal 2005 was to undertake human clinical testing of MG3601. We do not currently employ any staff directly but obtain our services from Novogen under a services agreement and an agency agreement.
Results of Operations
      We had no operations in fiscal year 2003 except for the sale in a private placement of 50,000 shares of our common stock to Australian and international investors and institutions. See “ — Liquidity and Capital Resources” below for a description of this private placement.
                    Revenues
      We have not generated any revenues from operations since our inception. However, we have received interest income on our cash assets of $12,000 through September 30, 2005.
                    Operating Expenses
      Operating expenses were $363,000 for fiscal year 2005 and $141,000 for fiscal year 2004. Operating expenses in fiscal 2005 included $252,000 of costs associated with conducting the clinical trials of MG3601 and $62,700 of costs incurred under the technology license agreement, the services agreement and the agency agreement with Novogen. See “Certain Relationships and Related Transactions” for a description of our agreements with Novogen. To date, there have been no costs charged by Novogen for the supply of glucan active material under the terms of the manufacturing license and supply agreement as the clinical trial material used in the recent Phase II trial was drawn from excess supplies manufactured for earlier clinical trials. Glucan that is provided to us for future clinical trials will be charged to us under the terms of the manufacturing license and supply agreement. We expect that the cost of conducting clinical trials will increase in the future as we undertake our planned Phase III clinical trial for MG3601. Also, other research and development costs are expected to increase as we expand our research and development program for the development of new glucan product candidates.

      Of the $363,000 of operating expenses incurred in fiscal year 2005, $349,000 is included under research and development expenses, including $252,000 of clinical trial expenses, and $14,000 is included under selling, general and administrative expenses in our fiscal year 2005 financial statements. Our operating expenses increased by $222,000 in fiscal year 2005 versus fiscal year 2004, primarily as a result of increased expenditures on our clinical trial program, which increased by $175,000 from $77,000 in fiscal 2004 to $252,000 in fiscal 2005. Operating expenses were $138,000 and $6,000 for the quarters ended September 30, 2005 and September 30, 2004, respectively. Operating expenses for the quarter ended September 30, 2005 included $13,000 of costs associated with conducting clinical trials of MG3601 and $90,000 of costs incurred under the technology license agreement, the services agreement and the agency agreement with Novogen.
      Of the $138,000 of operating expenses incurred during the quarter ended September 30, 2005, $87,000 is included under research and development expenses and $51,000 is included under selling, general and administrative expenses. Our operating expenses increased by $132,000 in the quarter ended September 30, 2005 compared to the quarter ended September 30, 2004 as a result of increased expenditures on our clinical trial program and increased administration service fees.

Research and Development Expenses
      Research and development expenses consist mainly of our clinical trial expenditures and our payments to Novogen for research support services under the terms of the services agreement. Research and development expenses were $349,000 in the aggregate for the fiscal year ended June 30, 2005, and $138,000 for the fiscal year ended June 30, 2004. Research and development expenses were $87,000 and $5,000 for the quarters ended September 30, 2005 and September 30, 2004, respectively. This increase reflects the increased activity and expenses associated with the phase II clinical trial of MG3601. Research and development costs incurred since inception through the fiscal year ended September 30, 2005 were $580,000.
      We expense our research and development costs as they are incurred and we expect our research and development costs to increase in the future as we progress MG3601’s clinical development program for the venous stasis ulcer indication, continue the development program for other product candidates, including JSD114, which are active in the healing cascade, formulate new product candidates using active glucan compounds and identify therapeutic applications for new product candidates.
      All of our research and development costs to date have been incurred in the clinical development program of MG3601.
      We expect that a large percentage of our research and development expenses in the future will be incurred in support of our current and future clinical development programs and in the development of new product applications using our glucan technology. These expenditures are subject to a number of uncertainties in timing and cost to completion.
      The duration and cost of clinical trials may vary significantly over the life of a project as a result of:

•	the number of sites included in the trials;

•	the length of time required to enroll suitable patients;

•	the number of patients that participate in the trials; and

•	the efficacy and safety profile of the product.
      Our strategy also includes the option of entering into collaborative arrangements with third parties to participate in the development and commercialization of glucan product candidates. In the event third parties have control over the clinical development process, the completion date would largely be under the control of that third party.
      As a result of these uncertainties, we are unable to determine the duration of or completion costs for our research and development projects or when and to what extent we will receive cash inflows from the commercialization and sale of MG3601 or other product candidates we may develop using our glucan technology.

Selling, General and Administrative Expenses
      Selling general and administrative expenses consist mainly of expenses associated with accounting and auditing, professional fees, public relations and administration fees paid to Novogen under the terms of the services agreement. These expenses are expected to increase and will be renegotiated with Novogen following this offering, reflecting the need for increased financial and administrative services due to the increased compliance and reporting requirements as well as increased clinical services requirements upon commencement of our planned clinical trial. However, we are not obligated to continue to obtain our services from Novogen.
Liquidity and Capital Resources
      At the end of the fiscal year ended June 30, 2005, we had cash resources of $4,606,000, and at the end of the quarter ended September 30, 2005 we had cash resources totaling $4,568,000. Funds are invested in short-term money market accounts or kept in checking accounts, pending use. The implementation of our business plan is dependent on our ability to maintain adequate cash resources to complete the clinical development program.
      During May 2003, we raised $A500,000 (approximately $328,000) in a private placement of 350,000 shares of our common stock from Australian and international investors and institutions. The shares were issued at $A1.43 (approximately $0.94) each with attaching warrants to purchase an additional two shares of common stock at an exercise price of $A1.43 (approximately $0.94) per share. The attaching warrants were exercisable prior to November 5, 2004. Novogen also issued to these investors a convertible security enabling investors to convert their investment in us into Novogen shares at an equivalent Novogen share price of $A5.00 (approximately $3.28) per share.
      During November 2004, we received a total of $A900,000 (approximately $672,000) following the exercise of 630,000 of the warrants that were issued as part of our May 2003 private placement at an exercise price of $A1.43 (approximately $1.07) per share. Also, in November 2004, Novogen issued 10,000 of its shares following the conversion of 35,000 shares of our common stock under the terms of the Novogen convertible security.
      In April 2005, we issued a further 1,664,446 shares of common stock in a private placement to a single investor in the United States for a purchase price of $2.40 per share. The proceeds of this private placement totaled approximately $4.0 million. After giving effect to the above transactions, Novogen owned approximately 84.3% of our issued and outstanding capital stock.
      On November 29, 2005, we effected a one-for-seven common stock split whereby the 2,377,778 outstanding shares of common stock were split into 16,644,446 shares of common stock.
      We believe that upon completion of this offering our cash resources will be sufficient for us to implement our business plan, including payments of $2.0 million to Novogen under the terms of our agreements with Novogen, for at least the next two years, and we do not expect to raise further funds over this period. See “Use of Proceeds” for more details on the amounts that we expect to pay to Novogen under the terms on our agreements with Novogen.

Contractual Obligations
      At June 30, 2005, we had contracted to conduct research and development expenditures of approximately $43,200. Of the expenditure commitments, clinical trial amounts are based on the assumption that all patients enrolled in clinical trials will complete the maximum number of allowed treatment cycles. The amounts expected to be incurred assuming all treatment cycles are completed, are as follows.

		Payment due by period

		less than 1			More than
Contractual Obligations	Total	Year	1 -3 Years	3-5 Years	5 Years

		(In thousands)
Purchase Obligations	$43	$43	$—	$—	$—

Total	$43	$43	$—	$—	$—

      At September 30, 2005 we no longer had any commitments as all amounts due under contracts had been accrued in the financial statements.
      No amounts have been included in the above table for future payments to Novogen that may arise in connection with the technology license agreement, the services agreement, the agency agreement or the manufacturing license and supply agreement. We have included in the “Use of Proceeds” section the amount of expected payments of $2.0 million we expect to make over the next two years to Novogen under these agreements.
Off-Balance Sheet Arrangements
      We have no off-balance sheet arrangements.
Capital Expenditure
      As of the date of this prospectus we have no commitments for any capital expenditures. In order to supply pilot and commercial quantities of our glucan product candidates in the future, we will need to purchase certain capital equipment as part of developing a manufacturing plant. See “Use of Proceeds” for more information relating to our planned capital expenditure.
Critical Accounting Estimates
      The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.
      Estimates have been used in determining our expense liability under certain clinical trial contracts where services have been performed but not yet invoiced. The actual costs of those services could differ in amount and timing from the estimates used in completing the financial results.
      Clinical trial expenses of $252,000 have been included in our financial statements for the year ended June 30, 2005, and no amounts have been accrued at June 30, 2005. Clinical trial expenses of $13,000 were included in our financial statements for the quarter ended September 30, 2005. Clinical research contracts may vary depending on the clinical trial design and protocol. Generally the costs, and therefore our estimates, associated with clinical trial contracts are based on the number of patients, patient treatment cycles, the type of treatment and the outcome being measured. The length of time before actual amounts can be determined will vary depending on length of the patient cycles and the timing of the invoices by the clinical trial partners.

Recent Accounting Announcements

Share-Based Payments
      In December 2004, the FASB Issued Statement of Financial Accounting Standards No. 123R (Statement 123R), “Share-Based Payments,” the provisions of which become effective for us in fiscal year 2006. This Statement eliminates the alternative to use APB No. 25’s intrinsic value method of accounting that was provided in Statement 123 as originally issued. Statement 123R requires companies to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards, while the fair-value-based method prescribed by Statement 123R is similar to the fair-value-based method disclosed under the provisions of Statement 123 in most respects, there are some differences. Our equity compensation plan provides for the grant of equity awards to our directors, employees, employees of our affiliates and certain of our contractors and consultants. To date no equity awards have been issued under the plan. Statement 123R is effective for us in fiscal year 2006.
     Accounting Changes and Error Corrections
      In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154 (SFAS 154), “Accounting Changes and Error Corrections,” which provides guidance on the accounting for and reporting of accounting changes and correction of errors. This statement changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not anticipate a material effect upon the adoption of this statement.
Market Risk and Risk Management Practices
      We currently rely on Novogen to maintain controls that safeguard our interests and ensure integrity in the reporting to stockholders. It is our intention to establish our own controls for these purposes. We intend to adopt practices to minimize risks that arise through our activities. These will include practices that:

•	ensure that any capital expenditure above a certain level is approved by the board;

•	ensure that business risks are appropriately managed through an insurance and risk management program;

•	ensure that safety, health, environmental standards and management’s systems are monitored and reviewed to achieve high standards of compliance and performance; and

•	ensure implementation of board approved operating plans and budgets and board monitoring of progress against these budgets, including the establishment and monitoring of key performance indicators.
Impact of Inflation
      Inflation is a factor that may affect our financial performance. We do not earn sales revenue and for the foreseeable future we will not be able to increase the price of goods sold to offset inflationary effects. Costs incurred in conducting clinical trials are affected by inflation as are other inputs. There is a risk that costs will increase over time due to inflation, thus increasing the cost to us.

BUSINESS
      We are a biopharmaceutical company focused on the discovery and development of a novel class of drugs for human wound healing and tissue repair. Our proprietary technology is based on the carbohydrate (1→3)(1→6)-b-glucan. This molecule, when it binds to a specific class of receptors known as glucan receptors, triggers the release of a variety of chemical messengers that initiate the healing process. We believe our technology can be employed to develop a family of products that will serve the advanced wound care market. Our lead product candidate, MG3601, targets the chronic wound care market, a sub-market of the advanced wound care market, estimated at $722 million in 2003. We completed a Phase II clinical trial of MG3601 in March 2005 in venous stasis ulcers, the first indication for which we will seek marketing approval. The results of that trial demonstrated that both active arms employing MG3601 provided a statistically significant rate of improved wound closure in comparison to placebo, with p-values lower than 0.05, which is considered the threshold for statistical significance. Our second product candidate, JSD114, is currently in pre-clinical development and is being developed to accelerate healing of surgical incisions that are at risk of dehiscence, or wound breakdown.
      A key component of our proprietary technology is an understanding of the structure-function relationship of the (1→3)(1→6)-b-glucan molecule. We have focused on the optimal ratio of (1→3)-b-glucan to (1→6)-b-glucan in the final product. We have developed significant expertise with respect to engineering optimal forms of the glucan molecular structure to support commercial development of our product candidates while maintaining the clinical efficacy of the molecule.
      We believe our technology accelerates wound healing by activating the critical cells involved in the healing process. These critical cells include macrophages, which initiate the healing process, fibroblasts, which initiate connective tissue formation, vascular endothelial cells, which promote angiogenesis (blood vessel formation), epithelial cells, which contribute to skin closure, and neutrophils (white blood cells), which control infection. To date, we have developed two active compounds based on our technology known as Glucoprime and Glucocol. Glucoprime is a high-molecular weight micro-particulate glucan with a high degree of side-branching engineered for topical applications. Glucocol is a lower-molecular weight colloidal glucan developed for intra-body therapies including the treatment of tendons, ligaments, joints and bones.
      Our lead product candidate, MG3601, containing Glucoprime as its active ingredient, is a topical formulation for the treatment of chronic wounds. These wounds include venous stasis ulcers, which occur due to venous insufficiency and typically appear on the legs of patients, diabetic ulcers, which occur due to arterial insufficiency and typically appear on the feet of patients, and pressure ulcers, which occur due to pressure ischemia in patients that are bedridden. Chronic wounds affect more than four million Americans each year and are often difficult to treat. Due to their endurant nature, chronic wounds can become so debilitating as to lead to amputation, and so prone to infection as to lead to death. Given the generally slow response of these ulcers to treatment, the ability to accelerate their healing and to reduce infection levels is particularly important.
      We have completed a Phase II clinical study of MG3601 in patients with chronic deep venous stasis ulcers of the legs. The trial was conducted in Australia over a 12-week period and involved 60 patients. Patients were randomized either to a placebo arm or to low-dose (0.1% Glucoprime) or high-dose (1.0% Glucoprime) arm. The trial was double-blinded, which means that neither the patient nor the person administering the treatment knew whether the placebo or a Glucoprime product was being administered. MG3601 in both formulations was assessed for its effects on both the rate of wound closure and the degree of healing. In July 2005, we released the results of this Phase II clinical trial. No drug related toxicities were observed and only a small number of side effects were reported, including pain and skin irritation at the application site. Both active arms achieved a statistically significant rate of improved wound closure compared to the placebo arm. The rate of wound closure was 20.4 square millimeters per week (p-value of 0.01) for the low-dose arm and 15.4 square millimeters per week (p-value of 0.04) for the high-dose arm, compared to a rate of wound closure of 5.4 square millimeters per week for the placebo arm. We are still conducting clinical trials with MG3601 and we intend to submit an IND to the FDA, leading to a Phase III clinical trial conducted in the United States.

      Our second product candidate, JSD114, containing Glucocol as its active ingredient, is being developed to accelerate healing of surgical incisions that are at risk of dehiscence, or wound breakdown. These wounds are typically associated with major surgery where there is extensive tissue removal or the occurrence of lymphedema (swelling) following the removal of lymph nodes. We believe this is a significant area of unmet medical need, as closure of these wounds presents exceptional difficulty and frequently requires extended hospitalization.
      Our immediate priority is to submit an IND to the FDA for MG3601 and to conduct a Phase III clinical trial using MG3601 for the treatment of venous stasis ulcers. Additionally, we intend to continue pre-clinical development of JSD114 for the treatment of surgical incisions at risk of dehiscence and advance JSD114 into human clinical trials.
      We also intend to use our glucan technology to develop product candidates for intra-operative and injection applications in tendon, ligament and bone surgeries and injuries.
Human Wound Healing and Tissue Repair
      Human wound healing and tissue repair is a highly integrated process characterized by several distinct, but overlapping phases, the main ones being angiogenesis, or the growth of blood vessels, fibrogenesis, or the growth of fibroblasts which form the body’s connective tissue, epithelialization, or the growth of cells that line the free surfaces of the body (e.g. skin), and finally, remodeling, or a reorganization of tissue in the wound area resulting in increased tensile strength. Effective wound repair requires an orderly sequence of these events, with one step meshing with the next.
      The initiation and coordination of this healing cascade is primarily under the control of macrophages. Macrophages are scavenger cells that migrate through tissues, detecting and responding to injured tissue. Their response to injury is to release the chemical messengers that initiate the different steps of the healing cascade. Impairment of any one component of the healing cascade has the potential to lead to the failure of the entire repair process. Failure to initiate the repair process can result in chronic ulcers, the area which MG3601 currently targets, initiation but failure to complete the repair process can lead to inflammation, such as tendonitis, and excessive repair can lead to conditions such as excessive angiogenesis, or proud flesh, or excessive scarring, such as keloids.
      While some medical devices and growth factors have been marketed to treat chronic wounds, we believe that, to date, the current standard best-practice management of an impaired healing process has been limited to attempts to improve environmental conditions surrounding the wound. Typical treatment of venous stasis ulcers includes the use of compression bandages, hydrocolloid dressings, regular change of dressings, physiotherapy, hypostatic drainage, local antibiotic therapy and debridement. Even with best-practice wound management, a significant portion of these ulcers do not completely heal over long periods of time, recur, and become infected. We also believe that low compliance rates with best-practice wound management stem largely from the slow healing of these ulcers, with a normal course of treatment typically taking several months to heal under ideal conditions and reliance of most healthcare systems on significant self-management of the wound.
      Unless the underlying problem disrupting the healing process is reversed completely, the cellular process within the wound that is driving and integrating the repair process will continue to be dysfunctional. In addition, we believe that because in most cases it is not possible to achieve complete or even near-complete restoration of a normal local environment, the ability to stimulate dormant or tardy cellular events within the wound is particularly important.
Our Solution
      In contrast to previous pharmaceutical strategies based on the addition of individual growth factors to the wounded tissue, our approach is based on restoration of the normal cellular events involved in the healing process, thereby helping to ensure that the full complement of chemical messengers responsible for healing are produced without disturbance to the normal integration of the healing process.

      We believe that the primary clinical benefits from the use of our MG3601 product candidate to treat chronic wounds will be:

•	a higher proportion of ulcers showing complete healing both in patients with best-practice wound management and in patients with sub-optimal wound management;

•	faster times to complete healing; and

•	a higher compliance rate with best-practice wound management as a result of better early wound healing.

      We believe that similar clinical benefits will be possible with our JSD114 product candidate, which we are developing for the treatment of surgical incisions at high risk of dehiscence.
Market Opportunity
      The markets for human wound healing and tissue repair products are large and growing. Business Communications Company estimated the size of our primary target market, products for chronic wound care, at $722 million in 2003. We believe our technology has potential applicability to the entire global advanced wound care market. We believe a number of significant market trends will continue to expand the market including the aging of the general population, increasing rates of obesity, heightened interest in advanced dressings, increased pressure by hospitals and healthcare providers to discharge patients earlier, and growth in the incidence and prevalence of diabetes.
      We have identified three markets that will be targeted in the first instance for product development based on our glucan technology.
      Chronic Wound Care: We plan to address the market for chronic wound care with our lead product candidate MG3601. According to the National Institutes of Health Clinical Center, these wounds affect more than four million Americans each year. Chronic wounds can have a debilitating impact on patients’ lives and represent a significant community health problem. According to the wound care trade publication, Advances in Skin & Wound Care, the estimated per-episode cost of care for venous stasis ulcers can exceed $40,000. In severe cases, amputation is the only surgical intervention available to treat these wounds, in particular, those stemming from arterial insufficiency associated with diabetes. 15% of all people diagnosed with diabetes develop a chronic ulcer of the foot. Of these, between 15% and 20% will have an amputation over the course of the disease. According to the health management publication, Wounds, diabetic ulcers alone, which account for 25% to 50% of the total cost of inpatient diabetes care, result in more than 85,000 amputations each year in the United States.
      Acute Wound Care: Surgical Incisions. The second market we are targeting for the application of our glucan technology is the promotion of repair in surgical incisions, in particular surgical incisions at high risk of dehiscence, or wound breakdown. We believe there is a need for a therapy that increases the speed of healing in such wounds because of the potential benefits of reduced hospitalization times and rates of wound infection. We plan to address the market for acute wound care with our JSD114 product candidate for the treatment of large surgical incisions that are at risk of wound breakdown. According to the CDC, the incidence of open wounds attributable to surgical procedures in the United States was approximately 7.7 million in 2002.
      Tissue Repair: The third targeted market is the general group of medical situations where the tissue repair process is slow as a matter of course, and where promotion of the repair process could be expected to lead to earlier and improved rates of healing. Healing in response to injuries or surgical repairs of tendons, ligaments, joints, bones and the implantation of orthopedic devices are the primary examples of this market.
      We intend to address this market by developing additional product candidates based on the active ingredient, Glucocol.

Our Glucan Technology
      Our technology platform is based on the carbohydrate (1→3)(1→6)-b-glucan and its ability to activate the innate healing cascade by binding to the glucan receptors expressed on the critical cells involved in the healing process. The term ‘glucan’ refers to polymers of glucose, and there are many thousands of different forms of glucan within Nature. Our technology refers to a specific form of glucan known as s(1→3)(1→6)-b-glucan, which is restricted to forming the cell wall structure of fungal and yeast cells.
      The technology that now forms the basis of our product development program commenced in 1989 as a research project at the Department of Surgery, The University of Sydney, under the direction of Professor Graham Kelly, our Scientific Advisor and an executive officer of Novogen. That university project was an investigation into the feasibility of stimulating healing within the surgical wounds of organ transplant recipients where normal tissue healing was impaired by the use of immunosuppressive therapy through antagonism of local, or intra-wound, immune suppression without compromising systemic immune suppression.
      Although a review of the scientific literature already indicated that glucan had the ability to accelerate wound healing, Professor Kelly’s research team was able to confirm this effect in animals using micro-particulate glucan prepared by a method described in the scientific literature by Professor David Williams of Tulane University. Furthermore, Professor Kelly’s research showed that this effect could be achieved without acceleration of the tissue rejection process.
      At that time, a number of solubilized forms of glucan were being tested clinically by other groups. The rationale behind the development of these soluble forms was in part an attempt to reduce the substantial heterogeneity (in terms of molecular weight) of micro-particulate glucan, and in part to produce a solubilized product that could be administered intravenously. One of these product candidates was a glucan sulfate, which was the subject of a patent granted to Professor Williams of Tulane University, and another was a glucan phosphate, which was the subject of a patent granted to Alpha Beta Technologies, Inc., which has since been renamed RegeneRx Biopharmaceuticals, Inc., a U.S. biotechnology company.
      Both of these product candidates were incorporated into Professor Kelly’s research project and compared to micro-particulate glucan. Micro-particulate glucan was found to be superior to both soluble forms of glucan in terms of promotion of wound healing.
      The university studies relating to glucan commenced in 1989, at which time Novogen’s predecessor, at that time a private company, assumed responsibility for continuing with the project. Subsequent structure-function studies were conducted by Novogen’s predecessor, showing that while a large molecular weight certainly was important, the prime determinant of efficacy was the degree of (1→6) side-branching of the glucan molecule. Glucan is comprised of a linear backbone of glucose units with (1→3) linkages and side-branches of (1→6) linkages. Our studies indicate that while the glucan receptor is able to be activated by (1→3) glucan, the presence of a high degree of side-branching appears to augment considerably the stimulatory effect of the molecule. Solubilization of glucan is associated with loss of these side-branches, rendering the glucan much less effective in terms of promotion of the wound healing. Further studies went on to identify the optimal (1→6):(1→3) ratio range.
      The next step in Novogen’s predecessor’s research of glucan was to determine whether the identified optimal form of glucan was able to promote healing in wounds where the healing process was delayed. While glucan was recognized as being able to promote healing in wounds with normal healing capacity, its ability to promote a dysfunctional healing process was unknown. Pre-clinical animal studies showed that micro-particulate glucan was able to restore healing rates to normal in animals that had been treated with immunosuppressive drug therapy.
      Novogen’s research since has embraced structure-function studies on different glucans, methods of formulation, the establishment of quality assurance/quality control procedures, and the construction of a pilot glucan manufacturing plant for glucan product candidates.

Our Product Candidates
      We have developed two active ingredients:
      Glucoprime is a high molecular weight, micro-particulate glucan with a high degree of side branching. This compound is intended for chronic wound repair. Glucoprime is the active ingredient in our lead product candidate, MG3601, for the treatment of chronic wounds. MG3601 is currently undergoing clinical trials and has not received marketing approval.
      Glucocol is a low molecular weight, colloidal glucan with a lower degree of side-branching consistent with its higher solubility. This compound is intended to be used to accelerate healing of surgical incisions that are at risk of dehiscence, or wound breakdown. Glucocol is the active ingredient in our second product candidate, JSD114. JSD114 is currently undergoing pre-clinical development and has not commenced clinical trials or received marketing approval.
      A Phase I safety and efficacy study of a high molecular weight glucan (Glucoprime) was conducted in 1997 in a randomized, double-blind, placebo-controlled trial in patients with chronic venous stasis ulcers that had become refractory to standard wound management therapies. The high molecular weight glucan was compared to another form of glucan that had a lower molecular weight and a lower proportion of side-branching. The two forms of glucan were suspended in a cream base and preserved with paraben. Patients were randomly assigned to the three treatment groups with six patients per group. Treatment was administered three times weekly for four weeks. Efficacy was assessed by planimetry, measuring the reduction in the surface area of the wound.
      The degree of healing over eight weeks was as follows:

Percent Reduction in
Group	Wound Surface Area

1 (placebo)	4.4%
2 (high molecular weight glucan)	36.7%
3 (low molecular weight glucan)	(28.9)%
      No drug related toxicities were observed and no serious side effects were reported in association with the use of the high molecular weight glucan, low molecular weight glucan or the placebo.
      We concluded from this study that:

•	the high molecular weight glucan with a high (1→6):(1→3) linkage ratio demonstrated effectiveness and that a similar micro-particulate glucan with a lower (1→6):(1→3) ratio was not effective, confirming our pre-clinical experience; and

•	the high molecular weight glucan demonstrated more effectiveness than a placebo.

MG3601
      With this Phase I study demonstrating the ability of the high molecular weight glucan to stimulate healing within chronic wounds, we commenced a Phase II study with the aim of identifying an appropriate formulation that would form the basis of a Phase III trial.
      A change in formulation for purposes of conducting the Phase II study was driven by a strategic decision to avoid preservatives such as paraben, which was used in the Phase I clinical study. We found the paraben-type preservatives had the potential to inhibit macrophages. As a result of formulation studies we conducted, we decided to use a gel base preserved with 12% methanol, which we refer to as MG3601. The second formulation issue was to determine the appropriate dose of active Glucoprime in MG3601, and whether there would be a dose-response effect. We decided to test preparations containing 0.1% and 1.0% active Glucoprime.

      Sixty patients with chronic venous stasis ulcers that had become refractory to standard wound management therapies were randomized to three treatment arms:

•	placebo (our MG3601 product candidate base without Glucoprime);

•	Our MG3601 product candidate containing 0.1% Glucoprime; and

•	Our MG3601 product candidate containing 1.0% Glucoprime.
      As part of the study, ulcers were cleaned, debrided, the test product applied, and the wounds dressed with pressure bandages three times weekly for up to 12 weeks. The wound edges were traced weekly, and both the rate of healing and the degree of healing determined.
      The data from this study were released in July 2005. No drug-related toxicity was encountered during the trial in either of the active groups. However, one patient who was hypersensitive to the alcohol used in our gel-based formula withdrew from the trial due to experiencing pain at the application site. Other minor side effects reported by a small number of patients included pain and inflammation at the application site and skin redness. The data from the Phase II study showed that our MG3601 product candidate promoted the rate at which wounds healed, with MG3601-treated ulcers healing at a statistically significant rate of improvement compared to placebo-treated ulcers The rates of wound closure were as follows:

		Observed Significance
		Level (P-Value) in
		Comparison to
Group	Rate of Wound Closure	Placebo Group

1 (placebo)	5.4 mm2/week	—
2 (MG3601 — 0.1% Glucoprime)	20.4 mm2/week	0.01
3 (MG3601 — 1.0% Glucoprime)	15.4 mm2/week	0.04
      The p-value is a statistical calculation of the likelihood that the difference between active and control group means happened due to chance, and indicates the level of statistical significance. A p-value less than 0.05 is generally considered to be statistically significant.
      The overall mean level of healing over the 12 weeks, measured by the reduction in the surface area of the ulcer, was as follows:

Percent Reduction in
Group	Wound Surface Area

1 (placebo)	10%
2 (MG3601 — 0.1% Glucoprime)	59%
3 (MG3601 — 1.0% Glucoprime)	55%
      These results were observed even though there was a large discrepancy in the size of the ulcers, with the two MG3601 treatment groups having substantially larger average ulcer size than the placebo group, despite the patients being randomized.
Specific Objectives/Strategy
      Our business plan is to continue to develop new product candidates based on our proprietary glucan technology specifically engineered for therapeutic applications in large areas of unmet medical need. Our current objectives are to:

•	submit an IND to the FDA for MG3601 so that human clinical testing can commence in the United States; and

•	commence a Phase III clinical trial in the United States using MG3601 for the treatment of venous stasis ulcers.

      Our other objectives over the next two years are to:

•	construct a pilot-scale manufacturing plant and laboratory facility for production of glucan product candidates to be used in clinical trials;

•	establish manufacturing facilities for the supply of commercial quantities of our product candidates;

•	continue pre-clinical development of JSD114 for the treatment of surgical incisions at risk of dehiscence;

•	obtain an IND for JSD114 and commence a clinical trial program in the appropriate patient group; and

•	use our glucan technology to develop product candidates for intra-operative and injection applications in tendon, ligament and bone surgeries and injuries.
      We anticipate that with the net proceeds of this offering we will have sufficient funds for these activities. We cannot assure you, however, that we will achieve these objectives.
      Our long-term commercial objective is to seek to develop relationships with strategic partners for the development, marketing and distribution of products for which marketing approval is obtained.
Competition
      The clinical development and commercialization of new wound healing treatments is highly competitive. As a development stage biopharmaceutical company, we compete with pharmaceutical and biotechnology companies, academic and scientific institutions, governmental agencies and public and private research organizations.
      Many pharmaceutical and biotechnology companies have products, therapies or drug candidates in various stages of pre-clinical or clinical development which focus on human wound healing and tissue repair. Some of these potentially competitive products, therapies and drugs are further advanced in development and may receive FDA or other regulatory approval and may be commercialized earlier than MG3601 or JSD114. Some of these products, therapies and drugs may be directly competitive with MG3601 and JSD114 to the extent that they would obviate the need for our product candidates. In other cases, however, these products, therapies or drugs may not be competitive to the extent that they are not mutually exclusive and could be used in conjunction with our product candidates.
      Competitive products include devices, such as methods of increasing blood flow and oxygen tension, drugs, and biologics, such as growth factors. We have not conducted comparative tests to evaluate the relative efficacy and safety of these methods versus our product candidates. The most direct competition for our glucan-based products are biologics such as growth factors (platelet-derived growth factor, or PDGF, fibroblast-derived growth factor, angiogenic growth factors), which have the objective of stimulating particular components of the wound healing cascade, in the same way that our glucan product candidates are intended to work. However, we believe the essential difference between such competitive products and our glucan technology remains that these competitive biologicals are limited in the scope of their action, and we are unaware of any competitive product either commercialized or under development that has the broad stimulatory effect on all key aspects of the wound process that our glucan technology is able to provide. While we believe, based on current clinical practice, that a substantial need remains in medical and surgical practices for products that have the ability to promote tissue repair in an effective and safe manner, we are unable to assess the potential of competitive products that we are aware of being developed to meet this need to be either ahead of or better than our glucan-based product candidates. Also, we have not conducted comparative tests to evaluate the relative efficacy and safety of any competitive products.
      We currently hold the license to patents covering the use of our glucan technology in certain wound-healing applications, which may prevent others from using our Glucan technology. For further details see the “Intellectual Property” section below.

      Our competitors, however, may develop competing technologies and commercialize products, therapies or drugs that are safer, less costly and more efficacious in the treatment of chronic venous stasis ulcers and other wounds. In addition, we and Novogen, our services provider, currently face and will continue to face competition from companies, institutions, agencies and organizations, including those in fields unrelated to drug development, to recruit qualified personnel, attract partners for joint ventures and license competitive technologies.
      Many of our competitors have significantly greater capital resources, larger research and development staffs and facilities and greater experience in drug development, regulation, manufacturing and marketing than we do at present. Johnson & Johnson, which is one of the companies involved in developing growth factors, such as recombinant human PDGF (rhPDGF-BB), and in marketing Regranex, and Kinetic Concepts, which has been marketing a Vacuum Assisted Closure system, are two such companies with potentially competitive wound healing therapies. In this respect, Johnson & Johnson, Kinetic Concepts and others may be able to more easily develop technologies and products that would render our technologies or products obsolete or non-competitive.
Intellectual Property
      Novogen has been granted patents and has additional patents pending in a number of countries that relate to a family of chemically-related compounds and their applied use in human therapeutic treatment. We have licensed from Novogen the rights to the Novogen patents and applications as they relate to glucan in human therapeutic treatment. Novogen has granted to us an exclusive, worldwide, non-transferable license to use and exploit the glucan technology, which includes glucan patent rights, know-how and any developments in relation to the patent rights and know-how, solely in the fields of:

•	therapeutic treatment of skin ulceration, including pressure sores, bed sores, venous ulcers, diabetic ulcers and burns in humans;

•	treatment of bone fractures and the enhancement of fixation of implanted orthopedic devices, including pins, screws and artificial joints in humans;

•	prevention and treatment of ultraviolet light-induced skin damage in humans;

•	treatment of injured connective tissues in humans, including injuries to tendons and ligaments, such as sporting injuries, inflammation and surgical injury;

•	joint repair in humans, particularly with respect to artificial joints; and

•	treatment of poorly healing surgically dissected or transected tissue in humans.
      See “Certain Relationships and Related Transactions” for more information regarding our agreements with Novogen.
      The exclusive, worldwide, non-transferable license granted to us by Novogen also includes the processes for the production of (1→3)(1→6)-b-glucan. The Novogen patents and applications which we have licensed are as follows:

Granted Patents

•	European Patent No. 0815144, covering Austria, France, Germany, Italy, The Netherlands, Spain, Sweden, Switzerland and the United Kingdom;

•	United States Patent No. 6,242,594;

•	United Kingdom Patent No. 2314850;

•	United Kingdom Patent No. 2331014; and

•	Australian Patent No. 716181.

Pending Applications

•	United States Patent Application No. 10/421,659;

•	Canadian Application No. 2214899; and

•	Japanese Application No. 08-527114.
      These patents and patent applications derive from International Patent Application No. PCT/ AU96/00138 (published under No. WO96/28476, and claiming priority from Australian Patent Application PN1661 filed 13 March 1995). The patents will be in force until March 13, 2016 on the basis of a 20-year patent term.
      We have also licensed from Novogen the trade marks GLUCOPRIME and GLUCOCOL which respectively relate to pharmaceutical preparations containing glucan and wound-healing agents.
      As patent applications in the United States are sometimes maintained in secrecy until published or issued and as publication of discoveries in the scientific or patent literature often lag behind the actual discoveries, we cannot be certain that Novogen was the first to make the inventions covered by the Novogen patents and applications as they relate to glucan technology for the uses referred to above. Moreover, pursuant to the terms of the Uruguay Round Agreements Act, patents filed on or after June 8, 1995 have a term of twenty years from the date of such filing, irrespective of the period of time it may take for such patent to ultimately issue. This may shorten the period of patent protection afforded to glucan product candidates as patent applications in the biopharmaceutical sector often take considerable time to issue. Under the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Patent Act”), a sponsor may obtain marketing exclusivity for a period of time following FDA approval of certain drug applications, regardless of patent status, if the drug is a new chemical entity or if new clinical studies were used to support the marketing application for the drug. Pursuant to the FDA Modernization Act of 1997, the period of exclusivity can be extended if the applicant performs certain studies in pediatric patients. This marketing exclusivity prevents a third party from obtaining FDA approval for an identical or nearly identical drug under an Abbreviated New Drug Application (“ANDA”) or a “505(b)(2)” New Drug Application. The statute also allows a patent owner to obtain an extension of applicable patent terms for a period equal to one-half the period of time elapsed between the submission of an IND and the filing of the corresponding New Drug Application (NDA) plus the period of time between the filing of the NDA and FDA approval, with a five year maximum patent extension. We cannot be certain that Novogen will be able to take advantage of either the patent term extension or marketing exclusivity provisions of this law.
      In order to protect the confidentiality of our glucan technology, including trade secrets and know-how and other proprietary technical and business information, we require all of our consultants, advisors and collaborators to enter into confidentiality agreements that prohibit the use or disclosure of information that is deemed confidential. The agreements also oblige our consultants, advisors and collaborators to assign to us developments, discoveries and inventions made by such persons in connection with their work with us. Under the technology license agreement we are required to assign these developments to Novogen and these developments are then automatically licensed back to us. We cannot be sure that confidentiality will be maintained or disclosure prevented by these agreements or that our proprietary information or intellectual property will be protected thereby or that others will not independently develop substantially equivalent proprietary information or intellectual property.
      The pharmaceutical industry is highly competitive and patents have been applied for by, and issued to, other parties relating to products competitive with ours. Therefore, MG3601, JSD114 and other product candidates we develop using our glucan technology may give rise to claims that they infringe the patents or proprietary rights of other parties existing now and in the future. An adverse claim could subject us to significant liabilities to such other parties and/or require disputed rights to be licensed from such other parties. We cannot be sure that any license required under any such patents or proprietary rights would be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we may encounter delays in product market introductions, or may find that the development, manufacture or sale of products requiring such licenses may be precluded. We have not conducted any searches or made any independent investigations of the existence of any patents or proprietary rights of other parties.
Relationship with Novogen
      Novogen has been granted patents and has additional patent applications pending in a number of countries pertaining to its glucan technology and its use in human wound healing and tissue repair. We have entered into certain key agreements with Novogen regarding these patents. These agreements are discussed briefly below. Investors should also read the detailed summary of these documents set out in “Certain Relationships and Related Transactions.”
      Under the technology license agreement, Novogen granted us an exclusive, worldwide, non-transferable license to use and exploit the glucan technology, which includes glucan patent rights, know-how and any developments in relation to the patent rights and know-how, solely in the fields of:

•	therapeutic treatment of skin ulceration, including pressure sores, bed sores, venous ulcers, diabetic ulcers and burns in humans;

•	treatment of bone fracture and the enhancement of fixation of implanted orthopedic devices, including pins, screws and artificial joints in humans;

•	prevention and treatment of ultraviolet light induced skin damage in humans;

•	treatment of injured connective tissues in humans, including injuries to tendons and ligaments, such as sporting injuries, inflammation and surgical injury;

•	joint repair in humans, particularly with respect to artificial joints; and

•	treatment of poorly healing surgically dissected or transected tissue in humans.
      Under the manufacturing license and supply agreement, Novogen assumes responsibility for the supply of glucan in its primary manufactured form for both our research and development program and the ultimate commercial use of product candidates we develop using our glucan technology. Novogen has a pilot manufacturing plant which we believe has sufficient capacity to meet the projected amount of glucan required to complete the proposed clinical program. In addition, we intend to use a portion of the net proceeds of this offering on laboratory equipment and a pilot-scale manufacturing plant in order to produce clinical trial quantities of our glucan product candidates. Once we are able to do so, we intend to exercise our right under the manufacturing license and supply agreement to terminate that agreement by paying Novogen a termination fee of $250,000. In the event we elect to terminate the manufacturing license and supply agreement, the royalty we pay to Novogen under the technology license agreement will increase from 2% to 4%. See “Certain Relationships and Related Transactions — The Amended and Restated Technology License Agreement — Fees, Charges and Costs” for more information.
      Under the agency agreement, Novogen acts as our agent to negotiate and enter into agreements for the conduct of clinical trials for the glucan product candidates, therefore Novogen can arrange and negotiate clinical trial agreements in our stead and perform the obligations on our behalf. We do not expect to incur significant fees under this agreement.
      Pursuant to the services agreement, Novogen provides services reasonably required by us relating to the development and commercialization of our glucan product candidates.
Commercialization
      Commercialization of a drug requires approval from the regulatory body of each country in which the drug is to be marketed. Following the completion of Phase III studies, the data gathered from the clinical trial program must be collated for presentation to the appropriate regulatory authorities in each territory in a form acceptable to each authority in order to obtain the relevant regulatory approvals to market the drug in that territory. Approval usually is granted for those specific indications for which the clinical data supports efficacy.

      We may choose to seek marketing approval in our own right in any or all territories. Alternatively, we may seek to establish a strategic partnership with another pharmaceutical company to market MG3601 or other glucan product candidates we develop in certain territories, in which case that partner may take responsibility for application for marketing approval.
      Successful commercialization requires high quality marketing campaigns and distribution arrangements in order to gain market share as fast as possible. Global pharmaceutical companies have large and professional marketing and distribution functions that regularly introduce new drugs throughout the world. For that reason, we are likely to choose to seek a strategic partnership in any or all territories in which MG3601 or other product candidates we develop using our glucan technology are to be marketed. Our decision to establish a strategic partnership will depend on the success of MG3601 or other product candidates we develop using our glucan technology during the clinical program and whether we can negotiate favorable terms with potential partners.
      Decisions on both the appropriate territories in which marketing approval will be sought and the nature of commercialization in those territories will be made by our board of directors at the appropriate time and with due regard to maximizing the commercial benefit to us.
      The most significant market for our glucan product candidates is the United States market. Before a drug is granted regulatory approval to be marketed and commercialized in the United States, the drug must gain approval to be tested in humans. In the United States, this requires the drug to have an effective IND. See “ — Regulation — U.S. Regulatory Approval.” MG3601 has not achieved this status and therefore we have not commenced human clinical trials in the United States.
Research and Development
      The objective of our research and development program is the generation of data sufficient to achieve marketing approval of our glucan product candidates in major markets such as the United States, and/or to allow us to enter into a commercial relationship with another party.
      The key aspects of this program are to:

•	develop new forms of glucan compounds which are active in the healing cascade;

•	formulate new product candidates using active glucan compounds; and

•	identify the therapeutic applications of new product candidates.
Regulation

U.S. Regulatory Approval
      The U.S. Food and Drug Administration, or FDA, and comparable regulatory agencies in foreign countries regulate and impose substantial requirements upon the research, development, preclinical and clinical testing, labeling, manufacture, quality control, storage, approval, advertising, promotion, marketing, distribution, and export of pharmaceutical products, including biologics, as well as significant reporting and record-keeping obligations. State governments may also impose obligations in these areas.
      In the United States, pharmaceutical products are regulated by the FDA under the federal Food, Drug, and Cosmetic Act, or FDCA, and other laws, including, in the case of biologics, the Public Health Service Act. We believe, but cannot be certain, that our products will be regulated as biologics and drugs by the FDA. The process required by the FDA before biologics or drugs may be marketed in the United States generally involves the following:

•	preclinical laboratory and animal tests performed under the FDA’s Good Laboratory Practices regulations to assess potential safety and effectiveness;

•	submission and approval of an IND which must become effective before clinical trials may begin in the United States;

•	obtaining approval of Institutional Review Boards to protect the welfare and rights of human subjects in clinical trials;

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the product in the product’s intended use;

•	development of manufacturing processes which conform to FDA-mandated current Good Manufacturing Practices, or cGMPs;

•	laboratory evaluation of the product’s formulation and stability; and

•	FDA review and approval of either a Biologics License Application, or BLA, or a New Drug Application, or NDA, prior to any commercial sale or shipment of a product.
      The testing and approval process requires substantial time, effort, and financial resources, and we cannot be certain that any approval will be granted on a timely basis, if at all.
      The results of the preclinical tests, together with initial specified manufacturing information, the proposed clinical trial protocol, and information about the participating investigators, are submitted to the FDA as part of an IND, which must be approved before we may begin human clinical trials. Additionally, an independent Institutional Review Board at each medical site proposing to conduct the clinical trials must review and approve each study protocol and oversee conduct of the trial. An IND becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day period, raises concerns or questions about the conduct of the trials as outlined in the IND and imposes a clinical hold. If the FDA imposes a clinical hold, the IND sponsor must resolve the FDA’s concerns before clinical trials can begin. Preclinical tests and studies can take several years to complete, and there is no guarantee that an IND we submit based on such tests and studies will become effective within any specific time period, if at all.
      Human clinical trials are typically conducted in three sequential phases that may overlap:

•	Phase I: The drug or biologic is initially introduced into healthy human subjects or patients and tested for safety and dosage tolerance. Absorption, metabolism, distribution, and excretion testing is generally performed at this stage.

•	Phase II: The drug or biologic is studied in controlled, exploratory therapeutic trials in a limited number of subjects with the disease or medical condition for which the new drug or biologic is intended to be used in order to identify possible adverse effects and safety risks, to determine the preliminary or potential efficacy of the product for specific targeted diseases or medical conditions, and to determine dosage tolerance and the optimal effective dose.

•	Phase III: When Phase II studies demonstrate that a specific dosage range of the drug or biologic is likely to be effective and the drug or biologic has an acceptable safety profile, controlled, large-scale therapeutic Phase III trials are undertaken at multiple study sites to demonstrate clinical efficacy and to further test for safety in an expanded patient population.
      We cannot be certain that we will successfully complete Phase I, Phase II, or Phase III testing of our product candidates within any specific time period, if at all. Furthermore, the FDA, the Institutional Review Board or we may suspend or terminate clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.
      Results of preclinical studies and clinical trials, as well as detailed information about the manufacturing process, quality control methods, and product composition, among other things, are submitted to the FDA as part of a BLA or NDA seeking approval to market and commercially distribute the product on the basis of a determination that the product is safe and effective for its intended use. BLAs are used for products that are regulated as biologics, and NDAs are used for products that are regulated as drugs. Before approving a BLA or NDA, the FDA will inspect the facilities at which the product is manufactured and will not approve the product unless cGMP compliance is satisfactory. If applicable regulatory criteria are not satisfied, the FDA may deny the BLA or NDA or require additional testing or information. As a condition of approval, the FDA also may require post-marketing testing or surveillance to monitor the product’s safety or efficacy. Even after a BLA or NDA is approved, the FDA may impose additional obligations or restrictions (such as labeling changes), or even suspend or withdraw product approval on the basis of data that arises after the product reaches the market, or if compliance with regulatory standards is not maintained. We cannot be certain that any BLA or NDA we submit will be approved by the FDA on a timely basis, if at all. Also, any such approval may limit the indicated uses for which the product may be marketed. Any refusal to approve, delay in approval, suspension or withdrawal of approval, or restriction on indicated uses could have a material adverse impact on our business.
      Each BLA or NDA must be accompanied by a user fee, pursuant to the requirements of the Prescription Drug User Fee Act, or PDUFA, and its amendments. According to the FDA’s fee schedule, effective on October 1, 2006 for the fiscal year 2006, the user fee for an application requiring clinical data, such as a BLA or NDA, is $767,400. The FDA adjusts the PDUFA user fees on an annual basis. PDUFA also imposes an annual product fee for prescription drugs and biologics ($42,130), and an annual establishment fee ($264,000) on facilities used to manufacture prescription drugs and biologics. We are not at the stage of development with our product candidates where we are subject to these fees, but they are significant expenditures that will be incurred in the future and must be paid at the time of application submission to the FDA.
      Satisfaction of FDA requirements typically takes several years. The actual time required varies substantially based on the type, complexity and novelty of the pharmaceutical product, among other things. Government regulation imposes costly and time-consuming requirements and restrictions throughout the product life cycle and may delay product marketing for a considerable period of time, limit product marketing, or prevent marketing altogether. Success in preclinical or early stage clinical trials does not assure success in later stage clinical trials. Data obtained from pre-clinical and clinical activities are not always conclusive and may be susceptible to varying interpretations that could delay, limit, or prevent marketing approval. Even if a product receives marketing approval, the approval is limited to specific clinical indications. Further, even after marketing approval is obtained, the discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.
      The FDCA includes provisions designed to facilitate and expedite the development and review of drugs and biological products intended for treatment of serious or life-threatening conditions that demonstrate the potential to address unmet medical needs for such conditions. These provisions set forth a procedure for designation of a drug as a “fast track product.” The fast track designation applies to the combination of the product candidate and specific indication for which it is being studied. A product candidate designated as fast track is ordinarily eligible for additional programs for expediting development and review, but product candidates that are not fast track drug development programs may also be able to take advantage of these programs. These programs include priority review of BLAs and NDAs, and accelerated approval. Drug approval under the accelerated approval regulations may be based on evidence of clinical effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. A post-marketing clinical study will be required to verify clinical benefit, and other restrictions to assure safe use may be imposed. We cannot provide you with any assurance as to whether our product candidates will qualify for fast track status.
      After product approval, there are continuing significant regulatory requirements imposed by the FDA, including record-keeping requirements, obligations to report adverse experiences, and restrictions on advertising and promotional activities. Quality control and manufacturing procedures must continue to conform to cGMPs, and the FDA periodically inspects facilities to assess cGMP compliance. Additionally, post-approval changes in manufacturing processes or facilities, product labeling, or other areas require FDA review and approval. Failure to comply with FDA regulatory requirements may result in enforcement action by the FDA, including product recalls, suspension or revocation of product approval, seizure of product to prevent distribution, impositions of injunctions prohibiting product manufacture or distribution, and civil and criminal penalties. Maintaining compliance is costly and time-consuming. Nonetheless, we cannot be certain that we, or our present or future suppliers or third-party manufacturers, will be able to comply with all FDA regulatory requirements, and potential consequences of noncompliance could have a material adverse impact on our business.
      The FDA’s policies may change, and additional government regulations may be enacted that could delay, limit, or prevent marketing approval of our product candidates or affect our ability to manufacture, market, or distribute our products after approval. Moreover, increased attention to the containment of healthcare costs in the United States and in foreign markets could result in new government regulations that could have a material adverse effect on our business. Our failure to obtain coverage, an adequate level of reimbursement, or acceptable prices for our future product candidates could diminish any revenues we may be able to generate. Our ability to commercialize future product candidates will depend in part on the extent to which coverage and reimbursement for the product candidates will be available from government and health administration authorities, private health insurers, and other third-party payors. European Union and U.S. government and other third-party payors increasingly are attempting to contain healthcare costs by consideration of new laws and regulations limiting both the coverage and the level of reimbursement for new drugs. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.
      Our activities also may be subject to state laws and regulations that affect our ability to develop and sell our products. We are also subject to numerous federal, state, and local laws relating to such matters as safe working conditions, clinical, laboratory, and manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with such laws and regulations now or in the future, and the failure to comply may have a material adverse impact on our business.
      The labeling, advertising, promotion, marketing and distribution of a drug or biologic product also must be in compliance with FDA requirements, which include, among others, standards and regulations for direct-to-consumer advertising, off-label promotion, industry sponsored scientific and educational activities, and promotional activities involving the internet. The FDA has very broad enforcement authority, and failure to abide by these regulations can result in penalties, including the issuance of a Warning Letter directing the company to correct deviations from regulatory standards and enforcement actions that can include seizures, injunctions and criminal prosecution.

European Union Regulatory Requirements
      Outside the United States, our ability to market our products will also be contingent upon receiving marketing authorizations from the appropriate regulatory authorities and compliance with applicable post-approval regulatory requirements. Although the specific requirements and restrictions vary from country to country, as a general matter, foreign regulatory systems include risks similar to those associated with FDA regulation, described above. Under EU regulatory systems, marketing authorizations may be submitted either under a centralized or decentralized procedure. Under the centralized procedure, a single application to the European Medicines Agency (EMEA) leads to an approval granted by the European Commission which permits the marketing of the product throughout the EU. We assume that the centralized procedure will apply to our product candidates that are developed by means of a biotechnology process. The decentralized procedure provides for mutual recognition of nationally approved decisions and is used for products that do not qualify under the centralized procedure. Under the decentralized procedure, the holders of a national marketing authorization may submit further applications to the competent authorities of the remaining member states which will then be requested to recognize the original authorization based upon an assessment report prepared by the original authorizing competent authority. The recognition process should take no longer than 90 days, but if one member state makes an objection, which under the legislation can only be based on a possible risk to human health, we have the option to withdraw the application from that country or take the application to arbitration by the Committee for Medicinal Products for Human Use (CHMP) of the EMEA. If a referral for arbitration is made, the procedure is suspended, and in the intervening time, the only EU country in which the product can be marketed will be the country where the original authorization has been granted, even if all the other designated countries are ready to recognize the product. The opinion of the CHMP, which is binding, could support or reject the objection or alternatively could reach a compromise position acceptable to all EU countries concerned. Arbitration can be avoided if the application is withdrawn in the objecting country, but once the application has been referred to arbitration, it cannot be withdrawn. The arbitration procedure may take an additional year before a final decision is reached and may require the delivery of additional data.
      As with FDA approval, we may not be able to secure regulatory approvals in Europe in a timely manner, if at all. Additionally, as in the United States, post-approval regulatory requirements, such as those regarding product manufacture, marketing, or distribution, would apply to any product that is approved in Europe, and failure to comply with such obligations could have a material adverse effect on our ability to successfully commercialize any product.
      New European Legislation was introduced in 2001 designed to harmonize the regulation of clinical trials across the EU. This legislation has now been implemented in all EU countries. In addition, the entire EU regulatory regime has recently undergone a significant revision and new laws have been introduced that amend the current EU Medicines Directive. These amendments are due to come into effect by October 30, 2005 and are currently being implemented on a country by country basis. Accordingly, there is a marked degree of change and uncertainty both in the regulation of clinical trials and in respect of marketing authorizations which face us in seeking approval for our products in Europe.

Australian Regulatory Requirements
      The Therapeutic Goods Act 1989, or 1989 Act, sets out the legal requirements for the import, export, manufacture and supply of pharmaceutical products in Australia. The 1989 Act requires that all pharmaceutical products to be imported into, supplied in, manufactured in or exported from Australia be included in the Australian Register of Therapeutic Goods, or ARTG, unless specifically exempted under the Act.
      In order to ensure that a product can be included in the ARTG, a sponsoring company must make an application to the Therapeutic Goods Administration, or TGA. The application usually consists of a form accompanied by data (usually based on the European Union requirements) to support the quality, safety and efficacy of the drug and payment of a fee. Application details are available on the TGA website http://www.tga.gov.au.
      The first phase of evaluation, known as the Application Entry Process, is usually a short period during which an application is assessed on an administrative level to ensure that it complies with the basic guidelines. The TGA must decide within 40 working days whether it will accept the application for evaluation.
      Once an application is accepted for evaluation, aspects of the data provided are allocated to evaluators, who prepare evaluation reports. The evaluation reports are then sent to the sponsoring company who then has the opportunity to comment on the views expressed within the evaluation report and to submit supplementary data to address any issues raised in the evaluation reports. Following this evaluation, the chemistry and quality control aspects of a product may be referred to a sub-committee of the Australian Drug and Evaluation Committee, or ADEC, to review the evaluation reports.
      Once the evaluations are complete, the TGA prepares a summary document on the key issues on which advice will be sought from the ADEC. This summary is sent to the sponsoring company which is able to submit a response to the ADEC dealing with issues raised in the summary and those not previously addressed in the evaluation report. The ADEC provides independent advice on the quality, risk-benefit, effectiveness and access of the drug and conduct medical and scientific evaluations of the application. The ADEC’s resolutions are provided to the sponsoring company after five working days after the ADEC meeting.
      The TGA takes into account the advice of the ADEC in reaching a decision to approve or reject a product. Any approval for registration on the ARTG may have conditions associated with it.

      From the time that the TGA accepts the initial application for evaluation, the TGA must complete the evaluation and make a decision on the registration of the product within 255 working days. The TGA also has a system of priority evaluation for products that meet certain criteria, including where the product is a new chemical entity that it is not otherwise available on the market as an approved product, and is for the treatment of a serious, life-threatening illness for which other therapies are either ineffective or not available.
Employees
      We do not have any employees. Novogen provides us with staff and other financial and administrative services under our services agreement with Novogen. We intend to employ our own CEO and administrative and other staff sufficient to implement our research and development program, manufacture our glucan product candidates and to perform our financial and administrative functions using a portion of the net proceeds of this offering.
Facilities
      We do not own or lease any facility. Novogen provides us with space for our corporate headquarters. We intend to use a portion of the net proceeds of this offering to lease office, laboratory and manufacturing facilities in the United States.
Legal Proceedings
      We are not currently a party to any legal proceedings.

MANAGEMENT
Directors and Executive Officers
      The following sets forth information for each of our directors and executive officers.

Christopher Naughton, age 52, Chairman, President, interim Chief Executive Officer, and Director
      Mr. Naughton has been one of our directors since 1999 and our Chairman since September 2005. In addition, he has been our President and interim Chief Executive Officer since October 2005. Mr. Naughton previously served as our President from May 1999 to September 2005. Mr. Naughton has been a director and president and chief executive officer of Marshall Edwards, Inc., a public company that is owned 86% by Novogen, since 2000. He also has been the managing director of Novogen since March 1997. Mr. Naughton received degrees in Economics from the Australian National University and in Law from the University of New South Wales. He completed the Program for Management Development at the Harvard Business School and is admitted to practice as an attorney in New South Wales. After working in merchant banking, he has spent the past 20 years in the pharmaceutical industry including appointments as a director of Wellcome Australia Limited and in world wide business development with the Wellcome Foundation Limited in the UK. Mr. Naughton’s term as one of our directors expires in 2006.

David R. Seaton, age 51, Chief Financial Officer, Secretary and Director
      Mr. Seaton has been our Chief Financial Officer, Secretary and one of our directors since September 2005. Mr. Seaton has been the chief financial officer of Novogen since September 1999 and has been the chief financial officer and secretary of Marshall Edwards since December 2000. He holds a degree in Business Studies as well as a Master of Commerce degree from the University of New South Wales. He has completed management development programs at Northwestern University, Duke University and at the London Business School. He has 20 years of experience in the pharmaceutical industry. Prior to joining Novogen in 1999, Mr. Seaton was the finance director of GlaxoWellcome Australia Limited from 1995 to 1999. Mr. Seaton’s term as one of our directors expires in 2007.

Philip A. Johnston, age 58, Director
      Mr. Johnston has been one of our directors since September 2005. Mr. Johnston has more than 25 years of experience in the pharmaceutical industry. He has been a non-executive director of Novogen since January 1997, and chairman of Novogen since January 2001. Mr. Johnston spent nine years as an executive director of Wellcome Australia Limited from June 1988 to September 1997. He is a director of Marshall Edwards. His responsibilities have encompassed production, distribution, quality assurance and consumer product development and he has been directly involved in the establishment of strategic alliances and joint ventures. Mr. Johnston has completed a number of executive development programs including programs at the University of New South Wales and the London Business School. Mr. Johnston is also a director of Lipa Pharmaceuticals Limited. Mr. Johnston’s term as one of our directors expires in 2007.

William Dodge Rueckert, age 52, Director
      Mr. Rueckert has been one of our directors since October 2005. Mr. Rueckert has been president and director of Rosow & Company, a private investment firm based in Connecticut, since 1990, president and director of International Golf Group, Inc., a firm that owns and manages golf courses, since 1990, and president and director of Eastern Capital Development, LLC since 1999. Prior to his current positions, Mr. Rueckert was treasurer of Moore & Munger, Inc. a company with interests in the petroleum and resort development industries, from 1988 until 1990, and was president of United States Oil Company, a publicly traded oil exploration business, from 1981 to 1988. Among his many civic associations, Mr. Rueckert is director and president of the Cleveland H. Dodge Foundation, a private philanthropic organization in New York City, chairman of the Board of the Trustees of Teachers College, Columbia

University, where he is on the Finance, Compensation and Audit Committees, a trustee of International House, a residence for foreign graduate students in New York City, chairman of the Investment committee of the YMCA of Greater New York, and a member of the Board of Directors and Audit Committee at Wave Hill, a public garden in New York City. Mr. Rueckert received a BA from the University of New Hampshire in 1977. Mr. Rueckert’s term as one of our directors expires in 2008.

Katherine O. Szem, age 53, Director
      Ms. Szem has been one of our directors since November 2005. Ms. Szem has been Chief Financial Officer of Matrix Surgical Consulting Corp. since May 2001, Intellimed LLC since January 2003 and Intellimed Surgical Solutions LLC since February 2003. Matrix Surgical and the Intellimed companies are Szem family closely-held entities that are focused on developing, patenting and licensing surgical medical devices. Ms. Szem was the Managing Director of the Newport Beach, California office of Wealth and Tax Advisory Services, Inc., a wholly-owned subsidiary of HSBC Bank USA from July 2002 to December 2003. From January 1999 to June 2002, Ms. Szem was Managing Tax Partner of the Irvine, California office of Arthur Andersen. Ms. Szem received a Masters degree in Taxation from Seton Hall University and a Bachelor’s degree in Business Administration from San Francisco State University. Ms. Szem is a Certified Public Accountant in California, New Jersey and Hawaii, a member of the American Institute of CPAs and a Certified Financial Planner. Ms. Szem’s term as one of our directors expires in 2008.
Corporate Governance

Board of Directors
      Our board of directors has responsibility for our overall corporate governance and meets regularly throughout the year.
      Two of our five board members are also currently directors of Novogen. We are a “controlled corporation” within the meaning given to that term by Nasdaq because Novogen owns more than 50% of our voting power. As a controlled corporation we are exempt from the requirement that our board be composed of a majority of independent directors.
      The board has established an Audit Committee to oversee our financial matters and a Remuneration Committee to review the performance of executive directors and their remuneration.

Audit Committee
      The Audit Committee is responsible for overseeing our financial and accounting activities, including external audits and accounting functions. The Audit Committee meets at least four times each year. The Audit Committee’s responsibilities include the annual appointment of our outside auditors and the review of the scope of audit and non-audit assignments and related fees, the accounting principles we use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. The members of the Audit Committee are Ms. Szem (Chair), Mr. Johnston and Mr. Rueckert, all of whom are independent as defined by applicable Nasdaq and SEC rules. Ms. Szem is an audit committee financial expert as defined by SEC rules.

Remuneration Committee
      The Remuneration Committee reviews the performance of executive directors and sets their remuneration. The Remuneration Committee also has the power to make recommendations to the full board concerning the allocation of share options to directors and employees. The remuneration and terms of appointment of non-executive directors will be set by our board of directors. The members of the Remuneration Committee are Mr. Johnston (Chair), Ms. Szem and Mr. Rueckert.
Compensation Committee Interlocks and Insider Participation
      Prior to establishing the remuneration committee, the Board of Directors as a whole would have performed any functions that would have been delegated to the remuneration committee. However, our board did not make any compensation decisions in the last completed fiscal year, since none of our directors or executive officers received any compensation from us. Two of our executive officers last year also served as directors of another entity that has one or more executive officers who served on our Board. Graham Kelly, our former Chairman, and Christopher Naughton, our Chairman, President and interim Chief Executive Officer, served as executive officers of our company in addition to serving as directors of Novogen Limited and Marshall Edwards, Inc. in the 2005 fiscal year. Both Novogen and Marshall Edwards had executive officers who served on our board in fiscal 2005.
Director and Executive Compensation

Directors
      Our non-executive officers, Mr. Johnston, Mr. Rueckert and Ms. Szem, are paid directors’ fees of $50,000 per annum.

Executive Officers and Scientific Advisor
      Mr. Seaton, our Secretary and Chief Financial Officer, Mr. Naughton our Chairman, President and interim Chief Executive Officer, and Professor Kelly, our former Chairman, President and Chief Executive Officer and current Scientific Advisor, have not received any remuneration from us in performing their duties as our executive officers. Services provided by Messrs. Seaton and Naughton and Professor Kelly have been provided to us pursuant to the services agreement between us and Novogen. Each of Messrs. Seaton and Naughton and Professor Kelly is an executive officer of Novogen. In addition, Professor Kelly is the chairman and a director of Marshall Edwards, Inc., a U.S. public company and a subsidiary of Novogen, Mr. Naughton is the president, chief executive officer and a director of Marshall Edwards, and Mr. Seaton is the chief financial officer and secretary of Marshall Edwards. The time spent on our company business by each executive officer or scientific advisor who is also an executive of Novogen varies depending on the current needs of the respective companies with which they work. We estimate that going forward Mr. Naughton will spend approximately 25% of his time on our business matters, Professor Kelly will spend approximately 40% of his time, and Mr. Seaton will spend approximately 30% of his time on our business, based on anticipated needs. In fiscal 2005, Mr. Seaton and Professor Kelly each spent approximately five percent of their time on our matters, and Novogen charged us $14,000 for each of Mr. Seaton’s and Professor Kelly’s services. These amounts include a mark-up on services. In fiscal 2005 Professor Kelly’s services were charged under the Agency Agreement and not the Services Agreement. No costs were charged for Mr. Naughton’s services in fiscal 2005 as his responsibilities were minimal.
Equity Compensation Plan
      Prior to the completion of this offering we will adopt an equity compensation plan, which we refer to as the Plan, and submit the equity compensation plan to our stockholders for approval. The Plan generally is to be administered by the remuneration committee of our board of directors, except that the full board may act at any time to administer the plan, and authority to administer any aspect of the Plan may be delegated to an executive officer or any other person. The Plan allows the plan administrator to grant awards of shares of our common stock or the right to receive or purchase shares of our common stock (including options to purchase common stock, restricted stock and stock units, bonus stock, performance stock, and stock appreciation rights) to our employees, directors, individuals who are employees of any entity controlled by, or in control of, us or other persons or entities providing significant services to us or any entity controlled by, or in control of, us and further provides the plan administrator the authority to reprice outstanding stock options or other awards. The actual terms of an award, including the number of shares of common stock relating to the award, any exercise or purchase price, any vesting, forfeiture or transfer restrictions, the time or times of exercisability for, or delivery of, shares of common stock, are to be determined by the plan administrator and set forth in a written award agreement with the participant.
      The aggregate number of shares of our common stock for which awards may be granted under the Plan cannot exceed 10% of the number of shares of our common stock issued and outstanding at the time any award is granted. Awards made under the Plan that have been forfeited (including our repurchase of shares of common stock subject to an award for the price, if any, paid to us for such shares of common stock, or for their par value), cancelled or have expired, will not be treated as having been granted for purposes of the preceding sentence.
      The Plan permits the plan administrator to make an equitable adjustment to the number, kind and exercise price per share of awards in the event of our recapitalization, reorganization, merger, spin-off, share exchange, dividend of common stock, liquidation, dissolution or other similar transaction or events. In addition, the plan administrator may make adjustments in the terms and conditions of any awards in recognition of any unusual or nonrecurring events. Our board of directors may, at any time, alter, amend, suspend or discontinue the Plan. The Plan will automatically terminate ten years after it has been approved by our stockholders.
BENEFICIAL OWNERSHIP OF COMMON STOCK
      None of our directors or executive officers owns any shares of our capital stock. The following table sets forth information known to us with respect to the beneficial ownership of our common stock by each stockholder known by us to own beneficially more than five percent of our common stock as of September 30, 2005, and as adjusted to reflect the sale of common stock offered hereby.
      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of September 30, 2005 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

		Percentage of
	Number Beneficially	Shares Beneficially	Percentage of Shares
Name and Address of	Owned Before and	Owned Before this	Beneficially Owned
Beneficial Owner	After this Offering	Offering	After this Offering

Novogen Limited	14,035,000 (1)	84.3%	68.8%
140 Wicks Road
North Ryde 2113
Australia

El Coronado Holdings, LLC(2)	1,664,446	10.0%	8.2%
12626 E. Turkey Creek Road
Pearce, Arizona 85625

(1)	Includes 14,000,000 shares held by Novogen, Inc., a wholly-owned subsidiary of Novogen Limited.

(2)	Josiah Austin, as managing member, holds sole voting and investment power with respect to shares held by El Coronado Holdings, LLC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Our agreements with Novogen are each summarized below. The following description is only a summary of what we believe are the material provisions of the agreements. Copies of the agreements have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus forms a part.
The Amended and Restated Technology License Agreement
      Novogen Research Pty Limited has granted us an exclusive, worldwide, non-transferable license to use and exploit the glucan technology, which includes glucan patent rights, know-how and any developments in relation to the patent rights and know-how, solely in the fields of:

•	therapeutic treatment of skin ulceration, including pressure sores, bed sores, venous ulcers, diabetic ulcers and burns in humans;

•	treatment of bone fracture and the enhancement of fixation of implanted orthopedic devices, including pins, screws and artificial joints in humans;

•	prevention and treatment of ultraviolet light induced skin damage in humans;

•	treatment of injured connective tissues, including injuries to tendons and ligaments, such as sporting injuries, inflammation and surgical injury in humans;

•	joint repair, particularly with artificial joints in humans; and

•	treatment of poorly healing surgically dissected or transected tissue in humans.
      The license is exclusive until the expiration or lapsing of the last relevant Novogen patents or patent applications in the world, which we expect will be no earlier than March 13, 2016. The license grants us the right to: (i) make, use, reproduce, market, distribute, sell, hire or otherwise dispose of the licensed glucan product candidates and inventions, (ii) modify, enhance, create derivative works based on and further develop the glucan patents, (iii) keep, use, reproduce and make adaptations of the glucan material provided to us by Novogen and (iv) use any methods or processes forming part of the glucan technology to do any of the foregoing.
      Each party must immediately disclose to the other party developments, improvements, enhancements or new know-how which are made or acquired by either party in relation to the glucan product candidates. Under the agreement, we assign to Novogen our entire right, title and interest in all intellectual property rights associated with any developments and further know-how relating to the glucan technology. These developments are automatically licensed back to us under the technology license agreement.
      We may not sub-license without the prior written consent of Novogen. In addition, any proposed sub-contractors and agents must first agree in writing to comply with certain confidentiality obligations and to assign to us all intellectual property rights in the fields specified in the technology license agreement created or acquired by them in the course of their engagement. Under the technology license agreement we are required to assign these developments to Novogen and these developments are then automatically licensed back to us.

Marketing and Exploitation
      We may use, market and exploit the glucan product candidates in the fields specified in the technology license agreement. We are required to use diligent efforts to identify major markets for commercial exploitation of the licensed product candidates, further develop the licensed product candidates towards commercialization, pursue opportunities in major markets, promote, market and exploit the licensed product candidates in major markets and otherwise maximize commercialization income. Under the technology license agreement, diligent efforts means the level of efforts required to carry out the obligations in a sustained manner consistent with the efforts a reasonable person in the same position as us devotes to a product of high market potential, profit potential or strategic value based on conditions then prevailing. Diligent efforts require that we:

•	promptly assign responsibility for obligations to specific employees who are held accountable for progress and monitor such progress on an on-going basis;

•	set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations; and

•	consistently make and implement decisions and allocate resources designed to advance progress in order to fulfill such obligations.
We must conduct any marketing and commercialization activities on a commercially reasonable basis in compliance with applicable laws and regulations.

Fees, Charges and Costs
      Under the technology license agreement, we are required to pay Novogen royalties in the amount of 2% of any gross income received in connection with the sale, distribution, production, licensing, marketing or other commercialization of the licensed products remaining after the deduction of all costs and expenses incurred by us in marketing and commercialization, research and development, and business expenses. In addition, if our manufacturing license and supply agreement is terminated by us without cause, under the technology license agreement the royalty rate is increased to 4% of any gross income received in connection with the sale, distribution, production, licensing, marketing or other commercialization of the licensed products remaining after the deduction of all costs and expenses incurred by us in marketing and commercialization, research and development, and business expenses. We are also required to pay all of the expense relating to the filing, prosecution and maintenance of our licensed patent rights. In fiscal year 2005, we were only required to pay 50% of these costs for maintaining the patents relating to our glucan technology.
      For the fiscal year ended June 30, 2005 we have included an aggregate of $36,000, representing the cost of patent renewals, as an expense in the statements of operations. No costs were incurred under the technology license agreement in the fiscal year ended June 30, 2004. For the quarter ended September 30, 2005, $7,000 was been included as an expense in our statements of operations, and there was no amount included for the quarter ended September 30, 2004.

Confidentiality
      We are required to keep and maintain all confidential information strictly confidential and can use the confidential information only for the purposes for which it is disclosed to us. We may not disclose any confidential information, unless required by law, other than to our employees, authorized sub-contractors, legal advisers, auditors or other consultants requiring the information for the purposes of the technology license agreement upon those persons undertaking to us to keep that information strictly confidential.

Termination
      Novogen may terminate the agreement if we commit a breach of any term of the agreement which is not remedied within 21 days of written notice from Novogen requiring the breach to be remedied. Novogen may also terminate the agreement if we become the subject of certain bankruptcy proceedings or if a change in control occurs without the consent of Novogen. A “change in control” means the acquisition by a person or group other than Novogen of more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of our directors or any merger, consolidation, reorganization, capitalization, tender or exchange offer or any other transaction with or effecting us as a result of which a person or group other than our stockholders immediately before the transaction owns after the transaction more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in election of our directors. A change in control does not include any acquisition as a result of, or transaction involving, an initial public offering of our common stock.
The Amended and Restated Manufacturing License and Supply Agreement
      We have granted to Novogen Laboratories Pty Limited an exclusive, non-transferable sub-license of the intellectual property rights granted to us under the technology license agreement and any intellectual property rights in manufacturing developments and manufacturing improvements to make and keep (1g3)(1g6)-ß-glucan in its primary manufactured form, supply us with glucan product and keep, use, reproduce, apply, develop, modify and enhance the glucan know how, manufacturing improvements and manufacturing developments for the purposes of making and supplying glucan product candidates to us. Novogen must not sublicense its rights or engage agents or subcontractors to exercise its rights or perform its obligations under the agreement without our prior written consent.
      We intend to use a portion of the net proceeds of this offering on laboratory equipment and a pilot-scale manufacturing plan in order to produce clinical trial quantities of our glucan product candidates. Once we are able to do so, we intend to exercise our right under the manufacturing license and supply agreement to terminate the agreement by paying Novogen a termination fee of $250,000. In the event we elect to terminate the manufacturing license and supply agreement, the royalty we pay to Novogen under the technology license agreement will increase from 2% to 4%.

Supply of Glucan Product Candidates
      We provide to Novogen rolling quarterly forecasts of our estimated supply requirements for the glucan product candidates, and issue purchase orders to Novogen at least eight weeks prior to any proposed supply date confirming the volume of glucan product candidates required. Novogen must, within five business days of receiving the purchase order, confirm the quantity it is able to supply to fulfill the purchase order. Novogen must then supply the volume of glucan product candidates it agreed to supply on the proposed supply date, and must otherwise use all reasonable endeavors to fulfill the purchase order. Novogen must manufacture and deliver the glucan product candidate to us at a port nominated by us. Title to the glucan product candidate does not pass to us until we have received the product candidates ordered in the purchase order and retention of title arrangements apply. We are not obligated to purchase any minimum amount of glucan product candidates from Novogen.
      We must also notify Novogen in writing promptly upon filing any application to the FDA or equivalent government agency in another country for marketing approval of any glucan product candidate and keep Novogen reasonably informed of the progress of all such applications.
      If Novogen materially and persistently fails to supply the amount of glucan product candidates ordered by us by the required date, we may manufacture (or engage a third party, without Novogen’s consent, to manufacture) the amount of the shortfall of the glucan product candidate until Novogen demonstrates that it is able to consistently supply the glucan in accordance with our requirements. In this case, Novogen must take all reasonable steps to make available to us or the third party, on commercial terms, the know-how of Novogen necessary to enable that manufacture to occur. In addition, at any time we have the right to give a third party the information and assistance necessary for that third party to develop a capability to manufacture and supply us with the quantity of our glucan product candidates required by us that exceeds the quantity Novogen is able to supply us, but we must notify Novogen if we intend to do so.

Fees and Charges
      The purchase price for glucan product candidates supplied is the total costs to Novogen, including raw materials, labor, manufacturing and overhead, equipment, and any other incidental costs, plus a mark-up of 50% of that total. The purchase price may be adjusted quarterly by Novogen by reference to the actual costs for the preceding quarter. If at any time we do not pay any amount due to Novogen, Novogen may suspend the supply of glucan product candidates to us until payment is made. Interest accrues daily on the outstanding balance of all overdue amounts payable to Novogen under the manufacturing license and supply agreement.
      To date, there have been no costs charged by Novogen for the supply of glucan active material under the terms of the manufacturing license and supply agreement as the clinical trial material used in the recent Phase II trial was drawn from excess supplies manufactured for earlier clinical trials.

Manufacturing Developments and Improvements
      Each party must disclose to the other any new developments, improvements and new know-how relating to the manufacture of the glucan product candidates which are made or acquired by it during the term of the agreement. All intellectual property rights in developments, improvements and new know-how made or acquired by Novogen are to be assigned to us. We must disclose to Novogen all developments, improvements, enhancements, adaptations and new know-how made or acquired by us during the term of the agreement.
      Each party to the agreement acknowledges that nothing in the agreement shall have the effect of transferring or assigning to Novogen any right, title or interest in any intellectual property rights in the glucan product candidates licensed under the agreement.

Confidentiality
      Novogen is required to keep and maintain all confidential information strictly confidential and can use the confidential information only for the purposes for which it is disclosed to Novogen. Novogen may not disclose any confidential information, unless required by law, other than to its employees, authorized sub-contractors, legal advisers, auditors or other consultants requiring the information for the purposes of the manufacturing license and supply agreement upon those persons undertaking to Novogen to keep that information strictly confidential.

Termination
      Either party may terminate the agreement immediately at any time if the other party becomes the subject of certain bankruptcy proceedings, becomes unable to carry out the transactions contemplated by the agreement or breaches its obligations and does not cure such breach within 21 days notice. We may terminate the agreement immediately if the technology license agreement expires or is terminated. We may also terminate the agreement without cause upon 90 days written notice provided that we pay Novogen an amount equal to $250,000. In the event we elect to terminate the manufacturing license and supply agreement, the royalty we pay to Novogen under the technology license agreement will increase from 2% to 4%. Novogen may also terminate the agreement immediately if a change in control occurs without the consent of Novogen. A change in control in the manufacturing license and supply agreement has the same meaning as in the technology license agreement.

Limitation of Liability
      Novogen is not liable, in contract or tort, to compensate us for any increased costs, economic loss, or special damages. The liability of Novogen for breach of conditions or warranties imposed by statute is limited to the replacement of goods, supply of equivalent goods, repair or replacement value of goods or the resupply or payment for resupply of services.
The Amended and Restated Services Agreement
      Novogen has agreed to provide a range of services to us as an independent contractor, or procure that its subsidiaries provide those services. These services include providing general assistance and advice on research and development and commercializing the human therapeutic or pharmaceutical compounds in which we may acquire intellectual property rights in the future.

      We intend to employ our own general manager and administrative and other staff sufficient to implement our research and development program, manufacture our glucan product candidates and perform our financial and administrative functions.
      Novogen’s obligations under the services agreement also include providing, within the agreed budgets described below, our needs with respect to secretarial, marketing, finance, logistics, administrative and managerial support. Novogen also plans, conducts and supervises pre-clinical and clinical trials for us with the glucan product candidates and with other compounds in which we have intellectual property rights. In addition, Novogen provides us with scientific and technical advice on management of pre-clinical and clinical research programs undertaken by us and manages such research programs.
      Novogen may not sub-contract the provision of any part of the services without our prior written consent.

Fees for Services
      We pay services fees to Novogen on a monthly basis in accordance with an agreed annual budget. At the beginning of each financial year, which begins on July 1st Novogen prepares a budget estimate for us with respect to the percentage of time spent by Novogen’s employees and consultants in the provision of services to us in the previous financial year and any relevant considerations which are likely to influence the time spent for the following financial year. Each estimate must include the remuneration paid by Novogen to each person expected to provide the services and the percentage of time Novogen expects those persons will spend on our business, the allocated on-costs attributable to each person, a premises rental charge and a charge for asset usage and general overheads. The total estimate is to be the sum of these charges plus a mark-up of 10%. We also pay Novogen’s reasonable out of pocket expenses incurred in providing the services to us.
      For the fiscal years ended June 30, 2005 and June 30, 2004, we have included an aggregate of $21,000 and $21,000, respectively, as an expense for services provided by Novogen in the statements of operations. For the quarters ended September 30, 2005 and September 30, 2004, amounts of $82,000 and $5,000, respectively, have been included as an expense for services provided by Novogen in our statements of operations.
      We expect the costs under this agreement to increase following this offering as we expect to require additional financial and administrative services from Novogen to comply with greater reporting and compliance requirements as well as additional clinical services following the commencement of the planned clinical trial program. We will also incur greater costs associated with the increased supply of MG3601 will need for use in the planned Phase III clinical trial.

Intellectual Property and Confidentiality
      All intellectual property rights created or developed by or on behalf of Novogen and its subsidiaries in the performance of services vest exclusively in us immediately upon their creation. We are required to assign to Novogen any developments to the intellectual property licensed to us under the technology license agreement. Such developments are then licensed back to us. Each party also has obligations to the other party to honor the other’s confidential information.

Termination
      We may terminate our rights and obligations under the services agreement on three months written notice to Novogen. Either we or Novogen may terminate the agreement immediately at any time if the other party becomes the subject of certain bankruptcy proceedings, becomes unable to carry out the transactions contemplated by the agreement, or breaches its obligations and does not cure such breach within 21 days notice. Novogen may terminate the agreement by written notice if a change in control occurs without Novogen’s written consent. A change in control in the services agreement has the same meaning as in the technology license agreement.

The Amended and Restated Agency Agreement
      We have appointed Novogen Laboratories Pty Limited as our agent to negotiate and enter into agreements for the conduct of clinical trials for the glucan product candidates, so Novogen can arrange and negotiate clinical trial agreements in our stead and perform the obligations on our behalf.

Fees and Charges
      In exchange for their services, we must pay Novogen all amounts paid on our behalf under any clinical trial agreements and reasonable out of pocket expenses, plus an agency fee of 2% of these total amounts.
      For the fiscal years ended June 30, 2005 and June 30, 2004, we have included an aggregate of $6,000 and $2,000, respectively, representing the net amount of agency fees, as an expense in the statements of operations. For the quarter ended September 30, 2005, $500 has been included as an expense in our statements of operations, and there was no expense included for the quarter ended September 30, 2004.

Intellectual Property
      All intellectual property rights created or developed by or on behalf of Novogen and its subsidiaries in the performance of services under the agency agreement vest exclusively in us immediately upon their creation. We are required to assign to Novogen any developments to the intellectual property licensed to us under the technology license agreement. Such developments are then licensed back to us.

Confidentiality
      Novogen is required to keep and maintain all confidential information strictly confidential and can use the confidential information only for the purposes for which it is disclosed to Novogen. Novogen may not disclose any confidential information, unless required by law, other than to its employees, authorized sub-contractors, legal advisers, auditors or other consultants requiring the information for the purposes of the manufacturing license and supply agreement upon those persons undertaking to Novogen to keep that information strictly confidential.

Limitation of Liability and Indemnity
      Novogen is not liable, in contract or tort, to compensate us for any increased costs, economic loss, or special damages. We also have indemnified Novogen and its employees for any breach of a clinical trial agreement, for any personal injury or death of a person arising out of or relating to a clinical trial or the administration of a glucan product, for the sale, distribution or other commercialization or exploitation of glucan product candidates or any packaging, marketing, advertisement or promotion of glucan product candidates.

Termination
      We may terminate our rights and obligations under the agency agreement on three months written notice to Novogen. Either we or Novogen may terminate the agreement immediately at any time if the other party becomes the subject of certain bankruptcy proceedings, becomes unable to carry out the transactions contemplated by the agreement, or breaches its obligations and does not cure such breach within 21 days notice. Novogen may also terminate the agreement if a change in control occurs without Novogen’s written consent. A change in control in the agency agreement has the same meaning as in the technology license agreement.

DESCRIPTION OF OUR SECURITIES
      The common stock and warrants offered hereby will be sold only in units. Each common stock unit consists of one share of common stock and one warrant to purchase one share of common stock. No common stock units have been issued prior to this offering. There will be no trading market for the common stock units. The common stock and warrants comprising the units will separate immediately upon completion of this offering and prior to any trading of the common stock and warrants.
Description of our Capital Stock
      Upon the closing of this offering, our authorized capital stock, after giving effect to the amendment and restatement of our certificate of incorporation, will consist of 28,000,000 shares of common stock, $0.000000036 par value, and 100,000 shares of preferred stock, $0.01 par value. The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our certificate of incorporation and bylaws, effective upon completion of this offering, copies of which have been filed as exhibits to the registration statement of which the prospectus forms a part.

Common Stock
      As of September 30, 2005, there were 16,644,446 shares of common stock outstanding held by approximately 16 stockholders of record. Novogen and its other subsidiaries own approximately 84.3% of our current outstanding capital stock. After this offering, there will be 20,394,446 shares of our common stock outstanding, or 20,956,946 shares if the underwriter exercises its over-allotment option in full.
      The holders of common stock are entitled to one vote per share. In the event of a liquidation, dissolution or winding up of our affairs, holders of the common stock will be entitled to share ratably in all our assets that are remaining after payment of our liabilities and the liquidation preference of any outstanding shares of preferred stock. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock that we have issued or that we may issue in the future. The holders of common stock have no preemptive rights and are not subject to future calls or assessments by us.

Preferred Stock
      The board has the authority to issue up to 100,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions in respect of that preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences, and the number of shares constituting such series and the designation of any such series, without future vote or action by the stockholders. Therefore, the board without the approval of the stockholders could authorize the issue of preferred stock with voting, conversion and other rights that could affect the voting power, dividend and other rights of the holders of common stock or that could have the effect of delaying, deferring or preventing a change of control. As of the date of this prospectus, we have no plans to issue any preferred stock.

Registration Rights
      We and one of the holders of our common stock, El Coronado Holdings, LLC, have entered into a registration rights agreement, dated April 11, 2005, under which we have agreed to provide this holder with certain piggyback registration rights with respect to the shares of common stock it holds whenever we propose to register any of our securities under the Securities Act (other than for a Rule 145 transaction or for registrations for employee plans). If the piggyback registration is under an underwritten offering, the managing underwriter may cutback the number of shares sold by El Coronado Holdings, LLC if the number of securities requested to be included in the registration exceeds the number that can be sold in the offering. We have agreed to use all reasonable efforts to cause a registration statement filed in connection with the piggyback rights to remain effective until the completion of the distribution contemplated thereby. Registration of these shares under the Securities Act would result in these shares, unless the holder is deemed an affiliate of ours, becoming freely tradable without restriction under the Securities Act. The holder has waived its registration rights in connection with this offering.

Transfer Agent
      Our transfer agent is Computershare Shareholder Services, Inc. and its fully owned subsidiary, EquiServe Trust Company, N.A.
Description of our Warrants

Warrants included in the common stock units
      Each warrant included in the common stock units represents the right to purchase one share of our common stock at an exercise price equal to 120% of the initial public offering price set forth on the cover of this prospectus. The warrants are immediately exercisable and will expire three years after the date they are issued. The expiration date may not be extended without an amendment to the warrant agreement by us and the warrant agent. The number of shares of our common stock to be received upon the exercise of each warrant may be adjusted from time to time upon the occurrence of certain events, including but not limited to the payment of a dividend or other distribution in respect common stock, subdivisions, reclassifications or combinations of our common stock. The securities receivable upon exercise of each warrant may be adjusted in the event of any reorganization, consolidation, merger, liquidation or similar event. We do not have any right to call or otherwise redeem the warrants.
      We have authorized and reserved for issuance all shares of common stock issuable upon exercise of each warrant.
      Holders of the warrants may only exercise their warrants for the purchase of shares of common stock if a registration statement and current prospectus relating to these shares is then in effect and only if the shares are qualified for sale, or deemed to be exempt from qualification under applicable state securities laws. We are required to use our best efforts to maintain an effective registration statement and current prospectus relating to these shares of common stock at all times when the market price of the common stock exceeds the exercise price of the warrants until the expiration date of the warrants on                     . We intend to use this registration statement and prospectus to cover the warrant exercises. We plan to file all post-effective amendments to the registration statement and supplements to the prospectus required to be filed under the Securities Act. However, we cannot assure you that an effective registration statement or current prospectus will be available at the time you desire to exercise your warrants.
      For the term of the warrants, the holders thereof are given the opportunity to profit from an increase in the per share market price of our common stock, with a resulting dilution in the interest of all other stockholders. So long as the warrants are outstanding, the terms on which we could obtain additional capital may be adversely affected. The holders of the warrants might be expected to exercise them at a time when we would, in all likelihood, be able to obtain additional capital by a new offering of securities on terms more favorable than those provided by the warrants.

Warrant Agent
      Our warrant agent is Computershare Shareholder Services, Inc. and its fully owned subsidiary, EquiServe Trust Company, N.A.

Summary of our Amended and Restated Bylaws and Amended and Restated Certificate of Incorporation and certain Provisions of the Delaware General Corporation Law (DGCL)
      The following is a summary of the terms and provisions of our certificate of incorporation and bylaws that will be in effect upon completion of this offering. Reference should be made to our certificate of incorporation and our bylaws, effective upon completion of this offering, and to applicable law for the complete description.

Meetings of Stockholders and Voting
      Our bylaws provide for an annual meeting of stockholders, the date of which is fixed by the board. Meetings of stockholders may be held at such place as may be designated by the board. Stockholders are entitled to inspect our books and records to the extent allowable by Delaware law. Our bylaws provide that a quorum for the transaction of business at any meeting of stockholders is stockholders holding at least one-third of the shares entitled to vote at such meeting. Decisions at stockholder meetings will normally be made by a majority of votes cast except in the case of any resolution that, as a matter of law, requires a special majority. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to each corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy.

Appointment and Removal of Directors
      Our certificate of incorporation and bylaws provide that the number of directors will be set by resolution of the board, but shall be between two and nine. We currently have four directors.
      Under our certificate of incorporation and bylaws, directors are to be appointed at the annual general meeting for a term of three years unless the director is removed, retires or the office is vacated earlier. Our board is divided into three classes with respect to the term of office, with the terms of office of one class expiring each successive year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.
      A director may resign at any time. The resignation is effective on our receipt of notice. Any or all directors may be removed with or without cause by a resolution of stockholders entitled to vote to elect directors. Vacancies may be filled by resolution of a majority of directors then in office or by a sole remaining director, and any director so appointed shall serve for the remainder of the full term of the class of directors in which the vacancy occurred.

Blank Check Preferred Stock
      Our certificate of incorporation provides our board of directors with the authority, without any further vote or action by our stockholders, to issue shares of preferred stock with terms and preferences determined by our board. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Amendments of the Bylaws
      Our bylaws provide that the power to amend the bylaws will vest in the directors, subject to the reserved power of the stockholders to amend or repeal any bylaws adopted by the board.

Amendments of the Certificate of Incorporation
      Our certificate of incorporation can be amended, after the approval and recommendation of the amendment by the board of directors, by a majority vote of our stockholders, except for certain matters submitted to the board for which the certificate of incorporation requires a vote of not less than eighty percent (80%) of the outstanding shares eligible to be cast and certain other matters for which Delaware law requires a supermajority vote.

Indemnification of Directors and Officers
      Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. Section 145 of the DGCL provides that the extent to which a corporation may indemnify its directors and officers depends on the nature of the action giving rise to the indemnification right. In actions not on behalf of the corporation, directors and officers may be indemnified for acts taken in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. In actions on behalf of the corporation, directors and officers may be indemnified for acts taken in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except for acts as to which the director or officer is adjudged liable to the corporation, unless the relevant court determines that indemnification is appropriate despite such liability. Section 145 also permits a corporation to (i) reimburse present or former directors or officers for their defense expenses to the extent they are successful on the merits or otherwise and (ii) advance defense expenses upon receipt of an undertaking to repay the corporation if it is determined that payment of such expenses is unwarranted.
      To supplement the general indemnification right contained in our certificate of incorporation, the bylaws provide for the specific indemnification rights permitted by Section 145 (as described above). The bylaws also permit us to purchase directors and officers insurance, but no director or officer has a right to require this.
      In addition to the indemnification rights described above, our certificate of incorporation eliminates any monetary liability of directors to us or our stockholders for breaches of fiduciary duty except for (i) breaches of the duty of loyalty, (ii) acts or omissions in bad faith, (iii) improper dividends or share redemptions and (iv) transactions from which the director derives an improper personal benefit.

Indemnification of Novogen
      Our certificate of incorporation provides that we will indemnify Novogen to the fullest extent permitted by the DGCL in connection with certain actions brought against Novogen by us, any of our stockholders or any other person.

Transactions and Corporate Opportunities
      Under our certificate of incorporation, we are subject to certain provisions that serve to define and delineate the respective rights and duties of us, Novogen and some of our directors and officers in situations where:

•	Novogen invests or engages in business activities that are the same as, or similar to, our business activities,

•	directors, officers and/or employees of Novogen serve as our directors and/or officers, and

•	Novogen has interest in a potential transaction or matter in which we have a similar interest in exploiting as a matter of corporate opportunity.
      Pursuant to our certificate of incorporation, Novogen has no duty to refrain from investing or engaging in activities or lines of business similar to ours and neither Novogen nor any of its officers, directors, stockholders, affiliates, subsidiaries or employees will be liable to us or our stockholders for breach of any fiduciary duty by reason of any of these activities. In addition, if Novogen acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both our company and Novogen, then neither Novogen nor any of its officers, directors, stockholders, affiliates, subsidiaries or employees will have a duty to communicate or offer this corporate opportunity to us and will not be liable to us or our stockholders for breach of any fiduciary duty as a stockholder by reason of the fact that Novogen or any other such person pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person or does not communicate information regarding the corporate opportunity to us.
      We do not release from potential liability our own officers and directors in instances where a corporate opportunity is offered to the officer and/or director in his or her capacity as an officer and that person:

•	serves as a director, officer or employee of Novogen while holding the position of a director but not officer of our company; or

•	serves as an officer or employee of Novogen and serves as one of our officers.
      Further, any of our officers who is also a Novogen director but not a Novogen officer or employee may be potentially liable for exploiting our corporate opportunities whether or not such opportunities were offered to that officer in his or her official capacity.
      By becoming one of our stockholders, you will be deemed to have notice of and consented to these provisions of our certificate of incorporation. Until Novogen ceases to beneficially own common stock representing at least 20% of the voting power of our outstanding capital stock, these provisions may not be amended or repealed.

SECURITIES ELIGIBLE FOR FUTURE SALE
      Upon completion of this offering, there will be 20,394,446 shares (20,956,946 shares if the over-allotment option is exercised in full) of our common stock outstanding. Of the shares which will be outstanding after the offering:

•	2,609,446 shares will be “restricted securities” held by non-affiliates; and

•	14,035,000 shares will be “restricted securities” held by Novogen.

      “Restricted securities” are securities that were originally sold in offerings that were not registered under the Securities Act. These restricted shares may only be sold through registration under the Securities Act or under an available exemption from registration, such as provided through Rule 144.
      Novogen and El Coronado Holdings, LLC have entered into lock-up agreements pursuant to which they have agreed, subject to limited exceptions, not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days from the effective date of the registration statement of which this prospectus forms a part without the prior written consent of Janney Montgomery Scott LLC. See “Underwriting.” After the 180-day lock-up period, these shares may be sold, subject to applicable securities laws. Notwithstanding the foregoing, if the expiration of the lock-up period occurs within 17 days following an earnings release by us or the occurrence of material news or a material event related to us, or if we intend to issue an earnings release within 16 days following the expiration of the lock-up period, the lock-up period will be extended to the 18th day following such earnings release or the occurrence of the material news or material even unless such extension is waived by the underwriter.
      After this offering, the holders of approximately 1,664,446 shares of our common stock will be entitled to registration rights. For more information on these registration rights, see “Description of Capital Stock — Registration Rights.”
      In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares of our common stock for one year or more, may sell in the open market within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the then outstanding shares of our common stock (approximately 203,945 shares immediately after this offering); or;

•	the average weekly trading volume in the common stock on the Nasdaq National Market during the four calendar weeks preceding the sale.
      Sales under Rule 144 are also subject to certain limitations on the manner of sale, notice requirements and the availability of current public information concerning us and may not commence until 90 days after completion of this offering. A person (or persons whose shares are aggregated) who is deemed not to have been our affiliate at any time during the 90 days preceding a sale by him or her and who has beneficially owned his or her shares for at least two years, may sell the shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or the availability of current public information we refer to above.
      Subject to the lock-up agreements, the shares of our common stock that will become eligible for sale pursuant to Rule 144 or Rule 701 under the Securities Act are as follows:

•	350,000 shares will be immediately eligible for sale in the public market without registration pursuant to Rule 144(k); and

•	14,665,000 shares will be eligible for sale in the public market under Rule 144 or Rule 701 beginning 90 days after completion of this offering, subject to volume, manner of sale, and other limitations under those rules.
      Upon completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock reserved for issuance under our Equity Compensation Plan. Persons who are not affiliates, and who receive shares that are registered under this registration statement, will be able to resell those shares in the public market without restriction under the Securities Act. This registration statement will become effective immediately upon filing. In addition, we have granted certain piggyback registration rights to El Coronado Holdings, LLC with respect to the 1,664,446 shares it owns. Registration of these shares under the Securities Act would result in these shares becoming freely tradable under the Securities Act unless the holder is deemed an affiliate of ours. See “Securities Eligible for Future Sale.”

UNDERWRITING
      We are offering the common stock units described in this prospectus by means of an underwritten public offering. We have entered into a firm commitment underwriting agreement with Janney Montgomery Scott LLC as underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, 3,750,000 common stock units.
      The underwriting agreement is subject to a number of terms and conditions and provides that the underwriter must buy all of the common stock units if it buys any of them. The underwriter will sell the units to the public when and if the underwriter buys the units from us.
      The underwriter initially will offer the common stock units to the public at the price specified on the cover page of this prospectus. The underwriter may allow a concession of not more than $           per unit to selected dealers. If all the common stock units are not sold at the public offering price, the underwriter may change the public offering price and the other selling terms. The common stock units are offered subject to a number of conditions, including:

•	receipt and acceptance of the common stock and warrants by the underwriter; and

•	the underwriter’s right to reject orders in whole or in part.
      Over-Allotment Option. We have granted the underwriter an over-allotment option to buy up to 562,500 additional common stock units at the same price per unit as they are paying for the common stock units described above. These additional common stock units would cover sales of common stock units by the underwriter that exceed the total number of common stock units described above. The underwriter may exercise this option at any time within 30 days after the date of this prospectus. If purchased, the additional common stock units will be sold by the underwriter on the same terms as those on which the other common stock units are sold. We will pay the expenses associated with the exercise of this option.
      Discount and Commissions. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter by us. These amounts are shown assuming no exercise and full exercise of the underwriters’ option to purchase additional common stock units.

Paid by Us

	No Exercise	Full Exercise

Per unit

Total

      We estimate that the expenses of the offering to be paid by us, not including underwriting discounts and commissions, will be approximately $1,320,000.
      Listing. We are applying to have our common stock and warrants approved for quotation on the Nasdaq National Market under the symbols “GLTX” and “GLTXW,” respectively.
      Stabilization. In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock or warrants, including:

•	stabilizing transactions;

•	short sales;

•	syndicate covering transactions; and

•	purchases to cover positions created by short sales.
      Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock or warrants while this offering is in progress. Stabilizing transactions may include making short sales of our common stock or warrants, which involves the sale by the underwriter of a greater number of shares of common stock or warrants than they are required to purchase in this offering, and purchasing shares of common stock or warrants from us or on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. Syndicate covering transactions involve purchases of our common stock or warrants in the open market after the distribution has been completed in order to cover syndicate short positions.
      The underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares of common stock or warrants in the open market. In making this determination, the underwriter will consider, among other things, the price of shares of common stock or warrants available for purchase in the open market compared to the price at which the underwriter may purchase common stock units through the over-allotment option.
      A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock or warrants in the open market that could adversely affect investors who purchased common stock units in this offering. To the extent that the underwriter creates a naked short position, it will purchase shares of common stock or warrants in the open market to cover the position.
      These activities may have the effect of raising or maintaining the market price of our common stock or warrants or preventing or retarding a decline in the market price of our common stock or warrants. As a result of these activities, the price of our common stock or warrants may be higher than the price that otherwise might exist in the open market. If the underwriter commences the activities, it may discontinue them at any time. The underwriter may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.
      In connection with this offering, the underwriter and any selling group members who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock or warrants on the Nasdaq National Market. Passive market making is allowed during the period when the SEC’s rules would otherwise prohibit market activity by the underwriter and dealers who are participating in this offering. Passive market making may occur during the business day before the pricing of this offering, before the commencement of offers or sales of the common stock units. A passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for our common stock or warrants; but if all independent bids are lowered below the passive market maker’s bid, the passive market maker must also lower its bid once it exceeds specified purchase limits. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in our common stock or warrants during the specified period and must be discontinued when that limit is reached. Passive market making may cause the price of our common stock or warrants to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriter and dealers are not required to engage in passive market making and may end passive market making activities at any time.
      IPO Pricing. Prior to this offering, there has been no public market for our common stock or warrants. The initial public offering price will be negotiated between us and the underwriter. Among the factors to be considered in these negotiations are:

•	the history of, and prospects for, our company and the industry in which we compete;

•	our past and present financial performance;

•	an assessment of our management;

•	the present state of our development;

•	the prospects for our future earnings;

•	the prevailing conditions of the applicable United States securities market at the time of this offering;

•	market valuations of publicly traded companies that we and the underwriter believe to be comparable to us; and

•	other factors deemed relevant.
      The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.
      Lock-up Agreements. We, Novogen and El Coronado Holdings, LLC have entered into lock-up agreements with the underwriter. Under these agreements, subject to exceptions, we may not issue any new shares of common stock other than the shares of common stock or options to acquire common stock issued under our Equity Compensation plan or shares of common stock issuable upon exercise of the warrants that are included in the Common Stock Units, and those holders of stock may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce the intention to do any of the foregoing, without the prior written consent of Janney Montgomery Scott LLC for a period of 180 days from the effective date of the registration statement of which the prospectus forms a part. This consent may be given at any time without public notice. In addition, during this 180-day period, we have also agreed not to file any registration statement for, and each of our officers and stockholders has agreed not to make any demand for, or exercise any right of, the registration of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Janney Montgomery Scott LLC. Notwithstanding the foregoing, if the expiration of the lock-up period occurs within 17 days following an earnings release by us or the occurrence of material news or a material event related to us, or if we intend to issue an earnings release within 16 days following the expiration of the lock-up period, the lock-up period will be extended to the 18th day following such earnings release or the occurrence of the material news or material even unless such extension is waived by the underwriter.
      Indemnification. We will indemnify the underwriter against some liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriter may be required to make in respect of those liabilities.
      Conflicts/ Affiliates. The underwriter and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which services they have received, and may in the future receive, customary fees.

LEGAL MATTERS
      The validity of the securities offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York. Certain legal matters will be passed upon for the underwriter by Dechert LLP, Philadelphia, Pennsylvania.
EXPERTS
      The financial statements of Glycotex, Inc. (a development stage company) at June 30, 2005 and June 30, 2004, and for the years ended June 30, 2005, June 30, 2004 and June 30, 2003 and for the period from May 5, 1999 (inception) through June 30, 2005, appearing in this prospectus and registration statement have been audited by BDO, independent Registered Public Accounting Firm, as set forth in their report thereon appearing elsewhere herein.
      Such financial statements are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
AVAILABLE INFORMATION
      We have filed with the SEC a registration statement on Form S-1 with respect to the common stock units offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. We do not intend to use any forms of prospectus other than printed prospectuses. For further information with respect to us and our common stock and the attached rights, reference is made to the registration statement and the exhibits and schedules thereto. You may read and copy any document we periodically file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.
      Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference rooms and the website of the SEC referred to above. We intend to furnish our stockholders with annual reports containing financial statements audited by our independent registered public accounting firm.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets at September 30, 2005 (unaudited), June 30, 2005 and June 30, 2004	F-3
 Statements of Operations for the quarters ended September 30, 2005 (unaudited) and September 30, 2004 (unaudited) and the years ended June 30, 2005, 2004 and 2003, and the period from May 5, 1999 (inception) through September 30, 2005 (unaudited)
F-4
Statement of Stockholders’ Equity	F-5
 Statements of Cash Flows for the quarters ended September 30, 2005 (unaudited) and September 30, 2004 (unaudited), and the years ended June 30, 2005, 2004 and 2003, and the period from May 5, 1999 (inception) through September 30, 2005 (unaudited)
F-6
Notes to Financial Statements	F-7

Report of Independent Registered Public Accounting Firm
The Board of Directors
Glycotex, Inc.
      We have audited the accompanying balance sheets of Glycotex, Inc. (a development stage company) as of June 30, 2004 and 2005, and the related statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2005 and for the period from May 5, 1999 (inception) through June 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Glycotex, Inc. at June 30, 2004 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2005 and the period from May 5, 1999 (inception) through June 30, 2005, in conformity with accounting principles generally accepted in the United States of America.
/s/ BDO
BDO
Sydney, NSW, Australia
September 8, 2005, except for Note 9 as to which
the date is November 29, 2005.

GLYCOTEX, INC.
(A Development Stage Company)
BALANCE SHEETS

	September 30,	June 30,

	2005	2005	2004

	(unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$4,568	$4,606	$240

Total current assets	4,568	4,606	240

Non-current assets:
Deferred offering costs	292	—	—

Total non-current assets	292	—	—

Total assets	$4,860	$4,606	$240

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$274	$14	$—
Amount due to related company	220	100	59

Total current liabilities	494	114	59

Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 100,000 shares, none outstanding	—	—	—
Common stock, $0.000000036 par value, 28,000,000 authorized shares; shares issued and outstanding: 16,644,446 at September 30, 2005, 16,644,446 at June 30, 2005 and 14,350,000 at June 30, 2004	—	—	—
Additional paid-in capital	5,002	5,002	328
Deficit accumulated during development stage	(636)	(510)	(147)

Total stockholders’ equity	$4,366	$4,492	$181

Total liabilities and shareholders’ equity	$4,860	$4,606	$240

See accompanying notes.

GLYCOTEX, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

						Period from
						May 5, 1999
	Quarter Ended					(Inception)
	September 30,		Year Ended June 30,			through
						September 30,
	2005	2004	2005	2004	2003	2005

						(unaudited)
	(unaudited)
	(In thousands, except share and per share data)
Revenues:
Interest and other income	$12	$—	$—	$—	$—	$12

Total revenues	12	—	—	—	—	12

Operating expenses:
Research and development	(87)	(5)	(349)	(138)	—	(580)
Selling, general and administrative	(51)	(1)	(14)	(3)	—	(68)

Total operating expenses	(138)	(6)	(363)	(141)	—	(648)

Loss from operations	(126)	(6)	(363)	(141)	—	(636)
Income tax expense	—	—	—	—	—	—

Net loss arising during development stage	$(126)	$(6)	$(363)	$(141)	$—	$(636)

Net loss per common share:
Basic and diluted	$(0.01)	$(0.00)	$(0.02)	(0.01)	$—

Weighted average number of common shares outstanding	16,644,446	14,350,000	15,057,721	14,350,000	14,000,511

See accompanying notes.

GLYCOTEX, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS’ EQUITY

			Deficit
			Accumulated
		Additional	During
	Common	Paid-in	Development
	Stock	Capital	Stage	Total

	(Shares)
		(In thousands)
Balance at June 30, 1999	14,000,000	$—	$(6)	$(6)
Net loss arising during development stage			—	—

Balance at June 30, 2000	14,000,000	—	(6)	(6)
Net loss arising during development stage			—	—

Balance at June 30, 2001	14,000,000	—	(6)	(6)
Net loss arising during development stage			—	—

Balance at June 30, 2002	14,000,000	—	(6)	(6)
Net loss arising during development stage			—	—
Common stock issued May 5, 2003 (including 700,000 warrants)	350,000	328		328

Balance at June 30, 2003	14,350,000	$328	$(6)	$322
Net loss arising during development stage			(141)	(141)

Balance at June 30, 2004	14,350,000	$328	$(147)	$181
Net loss arising during development stage			(363)	(363)
Common stock issued upon conversion of warrants	630,000	672		672
Common stock issued April 11, 2005	1,664,446	4,002		4,002

Balance at June 30, 2005	16,644,446	$5,002	$(510)	$4,492
Net loss arising during development stage (unaudited)			(126)	(126)

Balance at September 30, 2005	16,644,446	$5,002	$(636)	$4,366

      On March 18, 2003, we effected a common stock split whereby the 50 outstanding shares of common stock were reclassified and converted into 2,000,000 shares of common stock.
      On November 29, 2005, we effected a common stock split whereby the 2,377,778 outstanding shares of common stock were reclassified and converted into 16,644,446 shares of common stock.
See accompanying notes.

GLYCOTEX, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

						Period from
						May 5, 1999
	Quarter Ended		Year Ended			(Inception)
	September 30,		June 30,			through
						September
	2005	2004	2005	2004	2003	30, 2005

						(unaudited)
	(unaudited)
	(In thousands)
Operating activities
Net loss arising during development stage	$(126)	$(6)	$(363)	$(141)	$—	$(636)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Changes in operating assets and liabilities:
Deferred offering costs	(292)	—	—	—	—	(292)
Accounts payable	260	2	14	—	—	274
Amounts due to related company	120	3	41	53	—	220

Net cash used in operating activities	(38)	(1)	(308)	(88)	—	(434)
Financing activities
Net proceeds from issuance of Common Stock	—	—	4,674	—	328	5,002

Net cash provided by financing activities	—	—	4,674	—	328	5,002
Net increase (decrease) in cash and cash equivalents	(38)	(1)	4,366	(88)	328	4,568
Cash and cash equivalents at beginning of period	4,606	240	240	328	—	—

Cash and cash equivalents at end of period	$4,568	$239	$4,606	$240	$328	$4,568

See accompanying notes.

GLYCOTEX, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
June 30, 2005

1.	Organization and Basis of Preparation of Financial Statements
      Glycotex, Inc. (the “Company”), a subsidiary of Novogen Limited (“Novogen”), is a development stage company incorporated in May 1999 that commenced operations in May 2003 coinciding with an initial private placement of 350,000 shares of the Company’s common stock to Australian and international investors and institutions. The shares were issued at $A1.43 (approximately $0.94) each with attaching warrants to purchase a further two shares at an exercise price of $A1.43 (approximately $1.07) per share. The attaching options were exercisable prior to November 5, 2004. Novogen also issued to these investors a convertible security enabling investors to convert their investment in Glycotex, Inc. to Novogen shares at an equivalent Novogen share price of $A5.00 (approximately $3.28) per share. Proceeds of this placement were $A500,000 (approximately $328,000) in the aggregate.
      During November 2004, the Company received a total of $A900,000 (approximately $672,000) following the exercise of 630,000 warrants at an exercise price of $A1.43 (approximately $1.07) per share. The warrants were issued as part of the initial private placement. Also, in November 2004, Novogen issued 10,000 of its shares following the conversion of 35,000 of the Company’s shares under the terms of the Novogen convertible security.
      In April 2005 the Company issued a further 1,664,446 shares of common stock in a private placement to a U.S. investor. The shares were issued at $2.40 per share. The proceeds of the placement were $4,001,804 in the aggregate. After giving effect to the above transactions, Novogen owns approximately 84.3% of the Company’s issued and outstanding capital stock.
      On November 29, 2005, the Company effected a common stock split whereby the 2,377,778 outstanding shares of common stock were split into 16,644,446 shares of common stock. All share and per share information have been restated to reflect this split.
      Novogen’s subsidiary, Novogen Research Pty Limited, has granted the Company an exclusive, worldwide, non-transferable license to use and exploit the glucan technology, which includes glucan patent rights, know-how and any developments in relation to the patent rights and know-how, solely in the fields of:

•	therapeutic treatment of skin ulceration, including pressure sores, bed sores, venous ulcers, diabetic ulcers and burns in humans;

•	treatment of bone fractures and the enhancement of fixation of implanted orthopedic devices, including pins, screws and artificial joints in humans;

•	prevention and treatment of ultraviolet light induced skin damage in humans;

•	treatment of injured connective tissues in humans, including injuries to tendons and ligaments, such as sporting injuries, inflammation and surgical injury;

•	joint repair in humans, particularly with respect to artificial joints; and

•	treatment of poorly healing surgically dissected or transected tissue in humans.
      The license is exclusive until the expiration or lapsing of the last relevant Novogen patents or patent applications in the world, which the Company expects will be no earlier than March 13, 2016. The license grants the Company the right to: (i) make, use, reproduce, market, distribute, sell, hire or otherwise dispose of the licensed glucan product candidates and inventions, (ii) modify, enhance, create derivative works based on and further develop the glucan patents, (iii) keep, use, reproduce and make adaptations of the glucan material provided to the Company by Novogen and (iv) use any methods or processes forming part of the glucan technology to do any of the foregoing.

GLYCOTEX, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The Company’s initial business focus is to continue the clinical program currently underway for the development and commercialization of MG3601 for the treatment of chronic venous ulcers.

2.	Accounting Policies

Estimates
      The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Cash Equivalents
      The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Deferred Offering Costs
      Included in deferred offering costs are costs directly attributable to this offering. Such costs will be charged against the gross proceeds of the offering.

Income Taxes
      Income taxes have been provided for using the liability method in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized and measured using enacted tax rates in effect for the year in which the differences are expected to be recognized. Valuation allowances are established against the recorded deferred income tax assets to the extent that management believes that it is more likely than not that a portion of the deferred income tax assets are not realizable.

Fair Value of Financial Instruments
      The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, and accounts payable approximate fair value.

Research and Development Expenses
      Research and development expenses relate primarily to the cost of conducting human clinical trials of glucan product candidates. Research and development costs are charged to expense as incurred. Research and development expenses consist mainly of clinical trial expenditures, payments to Novogen for research and support services under the terms of the services agreement and the cost of glucan product candidates used in the clinical trials supplied by Novogen under the terms of the manufacturing license and supply agreement.

License Fees
      Costs incurred related to the acquisition or licensing of products that have not yet received regulatory approval to be marketed, or that are not commercially viable and ready for use or have no alternative future use, are charged to earnings in the period incurred.

GLYCOTEX, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)

Equity Compensation
      The Company’s equity compensation plan provides for the grant of equity based awards to the Company’s employees, directors, individuals who are employees of any entity controlled by, or in control of, the Company or other persons or entities providing significant services to the Company or any entity controlled by, or in control of, the Company. To date no awards have been granted under the plan.

Basic and Diluted Loss Per Share
      Basic and diluted earnings or loss per share is calculated in accordance with FASB Statement No. 128, “Earnings Per Share.” In computing basic earnings or loss per share, the dilutive effect of stock options and warrants are excluded, whereas for diluted earnings per share they are included unless the effect is anti-dilutive.

Comprehensive Loss
      Comprehensive loss is comprised of net loss and other comprehensive loss. Other comprehensive loss includes certain changes in stockholders’ equity that are excluded from net loss. Comprehensive loss for all periods presented has been reflected in the statement of stockholders’ equity.

Recent Accounting Announcements
Share-Based Payments
      In December 2004, the FASB Issued Statement of Financial Accounting Standards No. 123R (Statement 123R), “Share-Based Payments,” the provisions of which become effective for the Company in fiscal year 2006. This Statement eliminates the alternative to use APB No. 25’s intrinsic value method of accounting that was provided in Statement 123 as originally issued. Statement 123R requires companies to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards, while the fair-value-based method prescribed by Statement 123R is similar to the fair-value-based method disclosed under the provisions of Statement 123 in most respects, there are some differences. The Company’s equity compensation plan provides for the grant of equity awards to the Company’s directors, employees, employees of the Company’s affiliates and certain of the Company’s contractors and consultants. To date no equity awards have been issued under the plan. Statement 123R is effective for the Company in fiscal year 2006.
Accounting Changes and Error Corrections
      In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154 (SFAS 154), “Accounting Changes and Error Corrections,” which provides guidance on the accounting for and reporting of accounting changes and correction of errors. This statement changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not anticipate a material effect upon the adoption of this statement.

GLYCOTEX, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)

3.	Income Taxes
      Loss from operations consists of the following:

	Year ended June 30,

	2005	2004	2003

	(In thousands)
Domestic	$(363)	$(141)	$—

	$(363)	$(141)	$—

      The reconciliation of income tax computed at the U.S. federal statutory rate to income tax expense attributable to loss arising during development stage is as follows:

	Year ended June 30,
	2005		2004		2003

	(In thousands)%		(In thousands)%		(In thousands)%

Tax at US statutory rates	$(127)	35	$(49)	35	$—	35
Change in valuation allowance	$127	35	$49	35	$—	35

	$—		$—		$—

      Deferred tax assets are comprised of the following:

	Year ended June 30,

	2005	2004	2003

	(In thousands)
Deferred tax assets
Tax carried forward losses	$176	$49	$—

Total deferred tax assets	176	49	—
Valuation allowance for deferred tax assets	(176)	(49)	—

Net deferred tax assets	$—	$—	$—

      Management evaluates the recoverability of the deferred tax asset and the amount of the required valuation allowance. Due to the uncertainty surrounding the realization of the tax deductions in future tax returns, the Company has recorded a valuation allowance against its net deferred tax asset at June 30, 2005 and 2004. At such time as it is determined that it is more likely than not that the deferred tax assets will be realized, the valuation allowance will be reduced.
      There was no benefit from income taxes recorded for the period from May 5, 1999 (inception) to June 30, 2005 due to the Company’s inability to recognize the benefit of net operating losses. The Company had federal net operating loss carryforwards of approximately $504,000 and $141,000 at June 30, 2005 and 2004, respectively. The federal net operating losses will begin to expire in 2022.

GLYCOTEX, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)

4.	Loss Per Share
      The following table sets forth the components for the computation of basic and diluted net loss per common share:

	Quarter Ended September 30,		Year Ended June 30,

	2005	2004	2005	2004	2003

	(unaudited)
	(In thousands, except share data)
Numerator
Net loss arising during development stage	$(126)	$(6)	$(363)	$(141)	$—
Effect of dilutive securities	—	—	—	—	—

Numerator for diluted earnings per share	$(126)	$(6)	$(363)	$(141)	$—

Denominator
Denominator for basic earnings per share — weighted-average number of shares	16,644,446	14,350,000	15,057,721	14,350,000	14,000,511
Effect of dilutive securities	—	—	—	—	—

Adjusted weighted-average number of shares	16,644,446	14,350,000	15,057,721	14,350,000	14,000,511

5.	Financial Instruments
      The fair value of financial assets and liabilities approximates their carrying value in the Balance Sheets because they are short term and at market rates of interest.

6.	Commitments and Contingencies
      At June 30, 2005, the Company had contracted to conduct research and development expenditures of approximately $43,000. Of the expenditure commitments, clinical trial amounts are based on the assumption that all patients enrolled in clinical trials will complete the maximum number of allowed treatment cycles. The amounts expected to be incurred assuming all treatment cycles are completed, are as follows.

		Payment due by period

		less than 1			More than
Contractual Obligations	Total	Year	1-3 Years	3-5 Years	5 Years

		(In thousands)
Purchase Obligations	$43	$43	$—	$—	$—

Total	$43	$43	$—	$—	$—

At September 30, 2005 we no longer had any commitments as all amounts due under our contracts had been accrued in the financial statements.
      The Company is not currently a party to any material legal proceedings.
      The Company’s certificate of incorporation provides that it will indemnify Novogen in connection with certain actions brought against Novogen by any of the Company’s stockholders or any other person.

GLYCOTEX, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)

7.	Segment Information
      The Company’s focus is to continue the clinical program for its glucan product candidates. Clinical trials to date have been conducted in Australia.

	Year Ended June 30,

	2005			2004			2003

	USA	Australia	Total	USA	Australia	Total	USA	Australia	Total

	(in thousands)
Statement of Operations
Loss from operations	$—	$(363)	$(363)	$—	$(141)	$(141)	$—	$—	$—
Net loss arising during development stage	$—	$(363)	$(363)	$—	$(141)	$(141)	$—	$—	$—
Balance Sheet
Segment assets	$4,606	$—	$4,606	$240	$—	$240	$328	$—	$328

Segment liabilities	$—	$114	$114	$—	$59	$59	$—	$6	$6

	Quarter Ended September 30,

	2005			2004

	USA	Australia	Total	USA	Australia	Total

	(unaudited)
	(In thousands)
Statement of Operations
Interest Revenue	$12	$—	$12	$—	$—	$—
Loss from operations	$—	$(126)	$(126)	$—	$(6)	$(6)
Net loss arising during development stage	$—	$(126)	$(126)	$—	$(6)	$(6)
Balance Sheet
Segment assets	$4,860	$—	$4,860	$239	$—	$239

Segment liabilities	$—	$494	$494	$—	$64	$64

8.	Related Party Transactions
     The Amended and Restated Technology License Agreement
      Novogen’s subsidiary, Novogen Research Pty Limited, has granted the Company an exclusive, worldwide, non-transferable license under its patents and patent applications and in its licensed know-how to use and exploit its glucan technology solely in the fields of:

•	therapeutic treatment of skin ulceration, including pressure sores, bed sores, venous ulcers, diabetic ulcers and burns in humans;

•	treatment of bone fractures and the enhancement of fixation of implanted orthopedic devices, including pins, screws and artificial joints in humans;

•	prevention and treatment of ultraviolet light induced skin damage in humans;

•	treatment of injured connective tissues in humans, including injuries to tendons and ligaments, such as sporting injuries, inflammation and surgical injury;

•	joint repair in humans, particularly with respect to artificial joints; and

•	treatment of poorly healing surgically dissected or transected tissue in humans.

GLYCOTEX, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The license is exclusive until the expiration or lapsing of the last relevant Novogen patents or patent applications in the world, which the Company expects will be no earlier than March 13, 2016, and thereafter is non-exclusive for the remainder of the term of the agreement. The license grants the Company the right to: (i) make, use, reproduce, market, distribute, sell, hire or otherwise dispose of the licensed glucan product candidates and inventions, (ii) modify, enhance, create derivative works based on and further develop the glucan patents (iii) keep, use, reproduce and make adaptations of the glucan material provided to the Company by Novogen and (iv) use any methods or processes forming part of the glucan technology to do any of the foregoing.
      Under the Technology License Agreement, the Company is required to pay Novogen royalties in the amount of 2% of any gross income received in connection with the sale, distribution, production, licensing, marketing or other commercialization of the licensed products remaining after the deduction of all costs and expenses incurred by the Company in marketing and commercialization, research and development, and business expenses. In addition, if the Company’s Manufacturing License and Supply Agreement is terminated by the Company without cause, under the Technology License Agreement the royalty rate is increased to 4% of any gross income received in connection with the sale, distribution, production, licensing, marketing or other commercialization of the licensed products remaining after the deduction of all costs and expenses incurred by the Company in marketing and commercialization, research and development, and business expenses. The Company is also required to pay all of the expense relating to the filing, prosecution and maintenance of the Company’s licensed patent rights. In fiscal year 2005, the Company was only required to pay 50% of these costs related to maintaining the licensed patent rights.
      For the fiscal year ended June 30, 2005, the Company has included an aggregate of $36,000, representing the cost of patent renewals, as an expense in the statements of operations. No costs were incurred under the Technology License Agreement in the fiscal year ended June 30, 2004. Costs of $7,000 (unaudited) were charged by Novogen under the Technology License Agreement during the quarters ended September 30, 2005, and there were no costs included for the quarter ended September 30, 2004.
     The Amended and Restated Manufacturing License and Supply Agreement
      Under the terms of the Manufacturing License and Supply Agreement, Novogen will supply glucan in its primary manufactured form for the clinical trial development program and glucan’s ultimate commercial use. Novogen will supply glucan at cost plus a 50% markup. The Company or Novogen may terminate the agreement under certain circumstances. No amounts have been charged by Novogen under the terms of the Manufacturing License and Supply Agreement.
      Once the Company is able to construct its own pilot-scale manufacturing plant, it intends to exercise its right under the Manufacturing License and Supply Agreement to terminate the agreement by paying Novogen a termination fee of $250,000. In the event the Company elects to terminate the Manufacturing License and Supply Agreement, the royalty the Company pays to Novogen under the Technology License Agreement will increase from 2% to 4%.
     The Amended and Restated Services Agreement
      The Company currently does not directly employ any staff and Novogen will provide or procure services reasonably required by the Company relating to the development and commercialization of the Company’s glucan product candidates and for other administrative and managerial support. Novogen will provide these services at cost plus a 10% markup. Cost is based on estimates regarding the percentage of time spent by Novogen employees and consultants, a premises rental charge and a charge for asset usage and general overhead. The Company may terminate the agreement with three months notice. Novogen may terminate the agreement under certain circumstances. The Company intends to employ its own

GLYCOTEX, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
general manager and administrative and other staff sufficient to implement its research and development program, manufacture its glucan product candidates and perform its financial and administrative functions.
      For the fiscal years ended June 30, 2005 and June 30, 2004, the Company incurred an aggregate of $21,000 and $21,000 of expenses, respectively, for services provided by Novogen under the terms of the Services Agreement. No costs were incurred in the fiscal year ended June 30, 2003. Costs of $82,000 (unaudited) and $5,000 (unaudited) were charged by Novogen under the Services Agreement during the quarters ended September 30, 2005 and September 30, 2004, respectively.
     The Amended and Restated Agency Agreement
      The Company has appointed Novogen Laboratories Pty Limited as its agent to negotiate and enter into agreements for the conduct of clinical trials for the glucan product candidates, so Novogen can arrange and negotiate clinical trial agreements in our stead and perform the obligations on the Company’s behalf.
      In exchange for their services, the Company must pay Novogen Laboratories all amounts paid on behalf of the Company under any clinical trial agreements and reasonable out of pocket expenses, plus an agency fee of 2% of these total amounts.
      For the fiscal years ended June 30, 2005 and June 30, 2004, the Company incurred an aggregate of $6,000 and $2,000 of expenses, respectively, representing the net amount of agency fees to Novogen under the terms of the Agency Agreement. No costs were incurred in the fiscal year ended June 30, 2003. Agency fees amounting the $500 (unaudited) were charged by Novogen under the Agency Agreement during the quarter ended September 30, 2005, and there were no costs included for the quarter ended September 30, 2004.

9.	Stock Split
      On November 29, 2005, the Company effected a one-for-seven common stock split whereby the 2,377,778 outstanding shares of common stock were split into 16,644,446 shares of common stock. All share and per share information has been restated to reflect this split.

                            Common Stock Units
Janney Montgomery Scott LLC
                    , 2005
      Through and including                     (the 25th day after the date of this prospectus), all dealers that buy, sell, or trade our common stock units, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any distribution of the common stock units or the shares of common stock and warrants that comprise the common stock units.
      We are not making this offering described in this prospectus in Australia or in any state or other jurisdiction in which it is unlawful to do so nor are we selling or accepting any offers to purchase any of our common stock units from persons who are residents of such jurisdictions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.     Other Expenses of Issuance and Distribution.
      The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with this offering. All of such amounts (except the SEC registration fee and the NASD filing fee) are estimated.

SEC registration fee	$10,123
NASDAQ listing fee	50,000
NASD filing fee	9,100
Printing and engraving costs	275,000
Legal fees and expenses	800,000
Accounting fees and expenses	100,000
Transfer Agent, Warrant Agent and Registrar fees and expenses	15,000
Miscellaneous	60,777

Total	$1,320,000

Item 14.     Indemnification of Directors and Officers.
      Our Amended and Restated Certificate of Incorporation provides that we will indemnify our directors and officers to the full extent permitted by the DGCL. Section 145 of the DGCL provides that the extent to which a corporation may indemnify its directors and officers depends on the nature of the action giving rise to the indemnification right. In actions not on behalf of the corporation, directors and officers may be indemnified for acts taken in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. In actions on behalf of the corporation, directors and officers may be indemnified for acts taken in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except for acts as to which the director or officer is adjudged liable to the corporation, unless the relevant court determines that indemnification is appropriate despite such liability. Section 145 also permits a corporation to (i) reimburse present or former directors or officers for their defense expenses to the extent they are successful on the merits or otherwise and (ii) advance defense expenses upon receipt of an undertaking to repay the corporation if it is determined that payment of such expenses is unwarranted.
      To supplement the general indemnification right contained in our Amended and Restated Certificate of Incorporation, our Amended and Restated By-Laws provide for the specific indemnification rights permitted by Section 145 (as described above). Our Amended and Restated By-Laws also permit us to purchase directors and officers insurance, but no director or officer has a right to require this.
      In addition to the indemnification rights described above, our Amended and Restated Certificate of Incorporation eliminates any monetary liability of directors to us or our stockholders for breaches of fiduciary duty except for (i) breaches of the duty of loyalty, (ii) acts or omissions in bad faith, (iii) improper dividends or share redemptions and (iv) transactions from which the director derives an improper personal benefit.
      The Underwriting Agreement, filed as Exhibit 1.1, provides that the underwriter named therein will indemnify us and hold us harmless and each of our directors, officers or controlling persons from and against certain liabilities, including liabilities under the Securities Act. The Underwriting Agreement also provides that such underwriter will contribute to certain liabilities of such persons under the Securities Act.

Item 15.     Recent Sales of Unregistered Securities.
      Within the past three years, we have issued and sold the following securities which were not registered under the Securities Act:

1. In April, 2005, we issued to El Coronado Holdings, LLC, an accredited investor, an aggregate of 1,664,446 shares of common stock at a purchase price of $2.40 per share for an aggregate purchase price of $4,001,804.

No general solicitation was made by either us or any person acting on our behalf in connection with the above transaction. The certificates for the shares of common stock that have been issued contain appropriate legends stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. No underwriters were involved in the foregoing sales of securities. These transactions were exempt from registration pursuant to Section 4(2) of the Securities Act.

2. On May 5, 2003, we issued an aggregate of 350,000 shares of common stock to certain non-U.S. Persons and to certain accredited investors at a purchase price of $A1.43 (approximately $0.94 per share), and warrants to subscribe for an additional 700,000 shares of common stock at an exercise price of $A1.43 (approximately $1.07 per share).

No general solicitation was made by either us or any person acting on our behalf in connection with the above transaction. The certificates for the shares of common stock that have been issued contain appropriate legends stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. No underwriters were involved in the foregoing sales of securities. These transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 with respect to the securities offered and sold to accredited investors or Regulation S promulgated under the Securities Act of 1933 with respect to the securities offered and sold outside the United States to investors who were neither citizens nor residents of the United States.

3. In November 2004, we issued an aggregate of 630,000 shares of common stock upon exercise of 315,000 of the warrants that were issued in May 2003. The shares issued upon exercise of the warrants are subject to transfer restrictions.

No general solicitation was made by either us or any person acting on our behalf in connection with the above transaction. The certificates for the shares of common stock that have been issued contain appropriate legends stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. No underwriters were involved in the foregoing sales of securities. These transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 with respect to the securities offered and sold to accredited investors or Regulation S promulgated under the Securities Act of 1933 with respect to the securities offered and sold outside the United States to investors who were neither citizens nor residents of the United States.

Item 16.     Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit
Number	Exhibit

1.1*	Form of Underwriting Agreement
3.1*	Form of Amended and Restated Certificate of Incorporation of Glycotex, Inc.
3.2*	Form of Amended and Restated Bylaws of Glycotex, Inc.
4.1*	Specimen Common Stock Certificate
4.2*	Warrant Agreement
4.3*	Specimen Warrant Certificate
5.1*	Opinion of Morgan, Lewis & Bockius LLP
10.1†	Amended and Restated Technology License Agreement between Novogen Research Pty Limited and Glycotex, Inc.
10.2†	Amended and Restated Manufacturing License and Supply Agreement between Glycotex, Inc. and Novogen Laboratories Pty Ltd.
10.3†	Amended and Restated Services Agreement among Novogen Limited and Glycotex, Inc.
10.4†	Amended and Restated Agency Agreement between Glycotex, Inc. and Novogen Laboratories Pty Ltd.
10.5*	Equity Compensation Plan
23.1	Consent of BDO
23.2*	Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page of original filing)
24.2	Power of Attorney for Katherine O. Szem

*	To be filed by amendment.

†	Previously filed.
     (b) Financial Statement Schedules.
      All financial statement schedules have been omitted either because they are not required, are not applicable, or the information is otherwise set forth in the financial statements and notes thereto.

Item 17.	Undertakings
      The undersigned registrant hereby undertakes as follows:
      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (4) To provide to the underwriter at the closing specified in the Underwriting Agreement share and warrant certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
      (5) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is first declared effective.
      (6) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sydney, Australia on November 29, 2005.

Glycotex, Inc.
(Registrant)

By:	/s/ David R. Seaton

Name: David R. Seaton
Title: Chief Financial Officer and Secretary